Exhibit 99.1

Execution Copy

FORMATION AGREEMENT

dated as of May 11, 2008

among

CSC HOLDINGS, INC.,

NMG HOLDINGS, INC.,

TRIBUNE COMPANY

and

NEWSDAY, INC.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1	Conditions Precedent to Obligations of all Parties	44
Section 7.2	Conditions Precedent to Obligations of Cablevision Parties	45
Section 7.3	Conditions Precedent to Obligations of Tribune Parties	45

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.1	Survival	46
Section 8.2	Indemnification	47
Section 8.3	Indemnification Procedures	49
Section 8.4	Set-Off; Etc.	51
Section 8.5	Exclusive Remedy	51

ARTICLE IX
TERMINATION

Section 9.1	Termination	52
Section 9.2	Effect of Termination	52

ARTICLE X
MISCELLANEOUS

Section 10.1	Counterparts	53
Section 10.2	Governing Law	53
Section 10.3	Entire Agreement; No Third Party Beneficiary	54
Section 10.4	Expenses	54
Section 10.5	Notices	55
Section 10.6	Successors and Assigns	56
Section 10.7	Headings	56
Section 10.8	Amendments and Waivers	56
Section 10.9	Interpretation; Absence of Presumption	56
Section 10.10	Severability	57
Section 10.11	Further Assurances	57
Section 10.12	Business Days	57
Section 10.13	Schedules	57
Section 10.14	Specific Performance	58
Section 10.15	Bulk Transfer	58

SCHEDULES

Schedule A	Additional Definitions
Schedule 1.5	Target Working Capital
Schedule 2.1(b)	Tribune Subsidiary Entities -- Organization; Good Standing
Schedule 2.2	Tribune Subsidiary Entities
Schedule 2.4	Non-Contravention

Schedule 2.5(a)	Legal Matters
Schedule 2.5(b)	Compliance with Laws
Schedule 2.5(c)	Business Permits
Schedule 2.5(d)	Written Notice Asserting Noncompliance, Governmental Investigation
Schedule 2.6(a)	Financial Statements
Schedule 2.6(b)	Exception to GAAP
Schedule 2.7	Undisclosed Liabilities
Schedule 2.8	Absence of Certain Changes
Schedule 2.9(a)	Tangible Personal Property
Schedule 2.9(b)	Assets; Title
Schedule 2.10(a)-1	Registered IP
Schedule 2.10(a)-2	Outstanding IP Licenses
Schedule 2.10(a)-3	Non-Newsday Intellectual Property
Schedule 2.10(b)	IP Rights Exceptions
Schedule 2.10(c)	Alleged Infringement
Schedule 2.10(e)	Actions Relating to Newsday Intellectual Property
Schedule 2.11(a)	Owned Real Property
Schedule 2.11(b)	Leased Real Property
Schedule 2.11(i)	Subleases
Schedule 2.11(k)	Service Contracts
Schedule 2.11(l)	Real Property — Security Deposits
Schedule 2.11(m)	Real Property — Licenses
Schedule 2.12(a)	Benefit Plans
Schedule 2.12(m)	Transaction Bonuses
Schedule 2.13(c)-1	Union or Labor Organization
Schedule 2.13(c)-2	Labor Disputes
Schedule 2.13(d)	Labor Actions
Schedule 2.13(e)	Employment Losses
Schedule 2.13(g)	Services Provided by Non-Newsday Tribune Entities
Schedule 2.14	Environmental Matters
Schedule 2.15(c)	Pending Tax Audits
Schedule 2.16	Insurance
Schedule 2.17(a)	Contracts
Schedule 2.17(d)	Breaches, Defaults, Contravention
Schedule 2.18	Contracts with Insiders
Schedule 2.19(b)	Advertising
Schedule 2.19(e)	Top 20 Suppliers and Vendors
Schedule 4.1	Conduct of Business
Schedule 4.1(f)	Certain Prohibited Actions
Schedule 4.13(a)	Tribune Deliveries for the Debt Financing

EXHIBITS

Exhibit A	Definitions
Exhibit B-1	Form of Newco Certificate of Formation
Exhibit B-2	Form of Newco Sub Certificate of Formation
Exhibit C-1	Form of Newco LLC Agreement

Exhibit C-2	Form of Newco Sub LLC Agreement
Exhibit D	Form of Bill of Contribution
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Note Assignment
Exhibit G-1	Excluded Assets
Exhibit G-2	Excluded Contracts
Exhibit G-3	Excluded Liabilities
Exhibit G-4	Liens To be Released at Closing
Exhibit G-5	Permitted Liens
Exhibit H-1	Form of Melville Lease (Newsday Headquarters Building)
Exhibit H-2	Form of Melville Lease (Alicia Patterson Building)
Exhibit H-3	Form of Easement
Exhibit I	Form of Tax Matters Agreement
Exhibit J-1	Form of Transition Services Agreement (Tribune Services)
Exhibit J-2	Form of Transition Services Agreement (Newco Sub Services)
Exhibit K	Form of Tribune Indemnity Agreement

v

FORMATION AGREEMENT

This Formation Agreement dated as of May 11, 2008 (this “Agreement” ) is among CSC Holdings, Inc., a Delaware corporation (“Cablevision”), NMG Holdings, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Cablevision (“Holdco”; Cablevision and Holdco are collectively referred to as “Cablevision Parties”), Tribune Company, a Delaware corporation (“Tribune”), and Newsday, Inc., a New York corporation and a direct wholly-owned subsidiary of Tribune (“Newsday”; Tribune and Newsday are collectively referred to as “Tribune Parties”).  Capitalized terms used but not defined in this Agreement are defined in Exhibit A.

Tribune, directly and through the Tribune Subsidiary Entities (including Newsday), operates the Newsday Media Group, which conducts business in six segments (i.e., Newsday, DSA Boroughs, Star Community Publishing Group, Island Publications, amNew York and Interactive) that, among other things, publish Newsday, Distinction, Parents & Children, Long Island Weddings, Wellness and amNew York and engage in businesses that are related thereto, including, without limitation, the operation of related websites (collectively, the “Business”).

At the Closing:  (i) Tribune Parties and Cablevision Parties shall cause Newco and Newco Sub to be formed with Certificates of Formation in the form attached as Exhibit B-1 (the “Newco Certificate of Formation”) and Exhibit B-2 (the “Newco Sub Certificate of Formation”), respectively, and Limited Liability Company Agreements in the form attached as Exhibit C-1 (the “Newco LLC Agreement”) and Exhibit C-2 (the “Newco Sub LLC Agreement”), respectively (Newco Sub will be a direct, wholly-owned Subsidiary of Newco); (ii) Tribune and Newsday shall, and shall cause each of the other Tribune Entities to, contribute all of the Newsday Assets to Newco Sub pursuant to the Bill of Contribution in the form attached as Exhibit D (the “Bill of Contribution”) in exchange for the issuance to Newsday of a membership interest in Newco and the agreement of Newco Sub to assume the Newsday Liabilities pursuant to the Assumption Agreement in the form attached as Exhibit E (the “Assumption Agreement”); (iii) Holdco shall, and Cablevision shall cause Holdco to, contribute (x) the Specified Amount to Newco and (y)  the Notes to Newco pursuant to the Note Assignment in the form attached as Exhibit F (the “Note Assignment”) in exchange for the issuance to Holdco of a membership interest in Newco; and (iv) Cablevision Parties shall cause Newco and Newco Sub to become parties to this Agreement to the extent provided herein by executing the Joinder to this Agreement.

Immediately following the Closing, Cablevision Parties shall cause Newco to obtain the Debt Financing and distribute to Newsday an amount equal to the Special Distribution Amount.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

CONTRIBUTION TRANSACTION; SPECIAL DISTRIBUTION; CLOSING

Section 1.1                                     Contribution Transaction.

(a)                                  On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)                                     Newsday shall, and Tribune shall cause Newsday to (and Tribune Parties shall cause the other Tribune Entities to), contribute, transfer, assign and deliver the Newsday Assets to Newco Sub, free and clear of all Liens, other than Permitted Liens, in exchange for the issuance to Newsday of a membership interest in Newco as provided in the Newco LLC Agreement (the “Newsday Newco Interest”) and the assumption by Newco Sub of the Newsday Liabilities; and

(ii)                                  Holdco shall, and Cablevision shall cause Holdco to, contribute (x) the Specified Amount to Newco and (y) the Notes to Newco, in each case free and clear of all Liens, other than Permitted Liens, in exchange for the issuance to Holdco of a membership interest in Newco as provided in the Newco LLC Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, Newco and Newco Sub will not assume or be bound by or be obligated or responsible for any Excluded Liabilities, and none of the Excluded Assets will be contributed to Newco or Newco Sub.

(c)                                  Prior to the Closing, Cablevision Parties shall cause Newco and Newco Sub to execute the Joinder to this Agreement.

Section 1.2                                     Special Distribution Amount.  Cablevision Parties shall immediately following the consummation of the Closing cause Newco to obtain the Debt Financing and distribute the Special Distribution Amount to Newsday by wire transfer of immediately available funds in accordance with written instructions that Newsday shall have provided to Cablevision Parties not less than two Business Days prior to the Closing Date.  After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the Special Distribution Amount, Newsday will own membership interests in Newco that (in the event the Specified Amount equals the Contemplated Amount) represents a 2.8571% Percentage Share and if it does not equal the Contemplated Amount, a Percentage Share in accordance with the Newco LLC Agreement.

Section 1.3                                     Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY at 10:00 a.m., local time, on the second Business Day after the conditions to the Closing set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that by their terms require the delivery of any documents or the taking of other action at the Closing but subject to the satisfaction or waiver thereof) are satisfied or waived or on such other date and time as the parties to this Agreement shall agree in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 1.4                                     Deliveries at the Closing.

(a)                                  In addition to the other requirements set forth herein, at the Closing, Tribune Parties shall deliver, or cause to be delivered, to Cablevision Parties the following:

(i)                                     the certificate contemplated by Section 7.2(c), duly executed by Tribune and Newsday;

(ii)                                  certificates evidencing the good standing of each Tribune Entity in its jurisdiction of organization as of a recent date;

(iii)                               certificates in form and substance reasonably satisfactory to Cablevision Parties for filing with all applicable Government Authorities in order to evidence the change of the name of Newsday and each other Tribune Entity with the word “Newsday” (or any other name or mark included in the Newsday Assets) in its name to a name that does not include any such word;

(iv)                              any required transfer Tax returns or forms;

(v)                                 the Bill of Contribution, duly executed by each Tribune Entity, and any other standard instrument of assignment, reasonably requested by Cablevision Parties (including, without limitation, any copyright, trademark, service mark, domain name or lease assignment or certificate evidencing the transfer of title of a vehicle), duly executed by the applicable Tribune Entities, all in such form as is reasonably requested by Cablevision Parties in order to evidence the contribution of the Newsday Assets by each Tribune Entity to Newco Sub in accordance with this Agreement;

(vi)                              the Assumption Agreement, duly executed by each Tribune Entity;

(vii)                           affidavits meeting the requirements of Section 1445(b) of the Code, duly executed by Tribune Entities;

(viii)                        each Transition Services Agreement, duly executed by Tribune;

(ix)                                the Newco LLC Agreement, duly executed by Newsday;

(x)                                   the Tax Matters Agreement, duly executed by Tribune;

(xi)                                the Tribune Indemnity Agreement, duly executed by Tribune;

(xii)                             each Melville Lease, duly executed by Tribune;

(xiii)                          the Easement, duly executed by Newsday and Tribune;

(xiv)                         all UCC-3 termination statements and other documents necessary to release the Liens set forth in Exhibit G-4; and

(xv)                            all other certificates, documents and instruments that are reasonably requested by Cablevision Parties in connection with completing the transactions contemplated by this Agreement (it is understood and agreed that whether there is sufficient time to deliver any such certificate, document or instrument shall be taken into account when determining whether any such request is reasonable).

(b)                                 In addition to the other requirements set forth herein, at the Closing, Cablevision Parties shall deliver, or cause to be delivered, to Tribune Parties the following:

(i)                                     the certificate contemplated by Section 7.3(c), duly executed by Cablevision and Holdco;

(ii)                                  certificates evidencing the good standing of Cablevision and Holdco in their respective jurisdictions of organization as of a recent date;

(iii)                               the Note Assignment, duly executed by Holdco;

(iv)                              the Newco LLC Agreement, duly executed by Holdco;

(v)                                 the Tax Matters Agreement, duly executed by Cablevision and Holdco;

(vi)                              the Tribune Indemnity Agreement, duly executed by Cablevision;

(vii)                           the Cablevision Guarantee, duly executed by Cablevision; and

(viii)                        all other certificates, documents and instruments that are reasonably requested by Tribune Parties in connection with completing the transactions contemplated by this Agreement (it is understood and agreed that whether there is sufficient time to deliver any such certificate, document or instrument shall be taken into account when determining whether any such request is reasonable).

(c)                                  In addition to the other requirements set forth herein, at the Closing, Tribune Parties and Cablevision Parties shall deliver, or cause to be delivered, the following (it is understood and agreed that the only obligation of Tribune Parties with respect to the following shall be to cooperate with Cablevision Parties to the extent requested to cause the Newco Certificate of Formation and the Newco Sub Certificate of Formation to be filed with the Secretary of State of Delaware after they have been executed and delivered by an authorized signatory):

(i)                                     the Newco Certificate of Formation and the Newco Sub Certificate of Formation, each as filed with the Secretary of State of Delaware;

(ii)                                  the Assumption Agreement, duly executed by Newco Sub;

(iii)                               each Transition Services Agreement, duly executed by Newco Sub;

(iv)                              the Newco LLC Agreement, duly executed by Newco, and the Newco Sub LLC Agreement, duly executed by Newco and Newco Sub;

(v)                                 the Tax Matters Agreement, duly executed by Newco;

(vi)                              the Tribune Indemnity Agreement, duly executed by Newco and Newco Sub;

(vii)                           each Melville Lease, duly executed by Newco Sub; and

(viii)                        $18,000,000 to Tribune as a prepayment of rent under the Melville Leases.

Section 1.5                                     Adjustment.

(a)                                  On or prior to the fifth Business Day prior to the Closing Date, Tribune Parties shall:  (i) determine the Estimated Closing Working Capital and the Estimated Closing Debt; (ii) deliver to Cablevision Parties a written statement (the “Preliminary Statement”) setting forth in reasonable detail the calculation by Tribune Parties thereof and the computations used in connection therewith; and (iii) in the event that there is a Working Capital Excess and it is greater than the Estimated Closing Debt, then Tribune will also identify the Excluded Accounts Receivable in the Preliminary Statement.  The Preliminary Statement shall be prepared in accordance with the definitions of Estimated Closing Working Capital and Estimated Closing Debt and the definitions included in such definitions.

(b)                                 Within 90 days after the Closing Date, Cablevision Parties may, at their option, prepare and deliver to Tribune Parties a written statement (the “Statement”) setting forth in reasonable detail their calculation of Closing Working Capital and Closing Debt and the computations used in connection therewith.  If Cablevision Parties do not deliver a Statement within such 90-day period then the Preliminary Statement shall become final and binding upon the parties.  The Statement shall be prepared in accordance with the definitions of Closing Working Capital and Closing Debt and the definitions included in such definitions.  During the 30-day period following the receipt by Tribune Parties of the Statement, Tribune Parties and their Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Cablevision Parties and, if relevant, their independent auditors relating to the preparation of the Statement (but only after Tribune Parties and their Representatives shall have provided to such independent auditors any customary indemnities and waivers that such independent auditors shall request) and (ii) any supporting schedules, supporting analyses and other supporting documentation and underlying data relating to the preparation of the Statement.  The Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that Tribune Parties shall, at their option (and without any obligation to do so), give written notice of disagreement with the Statement (the “Notice of Disagreement”) to Cablevision Parties prior to such date.  Any Notice of Disagreement shall specify in reasonable detail, to the extent it is at the time reasonably possible to do so, the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of Closing Working Capital and Closing Debt are mathematically correct and/or have been prepared in accordance with the definitions of Closing

Working Capital and Closing Debt, and the definitions included in such definitions).  If a Notice of Disagreement complying with the preceding sentence is received by Cablevision Parties in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Cablevision Parties and Tribune Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(c)                                  During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Cablevision Parties and Tribune Parties shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  During such period, Cablevision Parties and their independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Tribune Parties and, if relevant, the designated independent auditors (if any) of Tribune Parties relating to the preparation of the Notice of Disagreement (but only after Cablevision Parties and their Representatives shall have provided to such independent auditors any customary indemnities and waivers that such independent auditors shall request) and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement.  If, at the end of such 30-day period, the differences as specified in the Notice of Disagreement are not resolved, Tribune Parties and Cablevision Parties shall (and each shall have the right to require the other to) within 10 Business Days following the end of such 30-day period, engage Ernst & Young LLP (or, if Ernst & Young LLP is unable or unwilling to accept such engagement, Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable or unwilling to accept such engagement, a nationally recognized independent accounting firm mutually and reasonably acceptable to Tribune Parties and Cablevision Parties) (the “Accounting Firm”) and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Notice of Disagreement.  In resolving any disputed item, the Accounting Firm shall:  (i) be bound by the provisions of this Section 1.5 and the definitions of Closing Working Capital and Closing Debt and the definitions included in such definitions; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such 30-day period); (iii) further limit its review solely to whether the Statement has been prepared in accordance with this Section 1.5; and (iv) select as the Final Special Distribution Amount the calculation of the party whose calculation of the Final Special Distribution Amount is closest to the determination of the Final Special Distribution Amount of the Accounting Firm (based upon the calculation of Closing Working Capital and Closing Debt as initially submitted by Cablevision Parties in the Statement and by Tribune Parties in the Notice of Disagreement).  The determination of any item that is a component of Closing Working Capital and Closing Debt and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Statement or the Notice of Disagreement (or, if different, the value claimed by the relevant party at the end of such 30-day period).  Tribune Parties and Cablevision Parties shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm.  Tribune Parties and Cablevision Parties agree that the decisions of the Accounting Firm shall be final and binding on the parties in the absence of manifest error and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Working Capital or Closing Debt pursuant to this Section 1.5 shall be borne, in its entirety, by the party (either Tribune Parties or Cablevision Parties) whose calculation of the Final Special Distribution Amount (based upon its calculation of Closing Working Capital and Closing Debt as initially submitted by Cablevision Parties in the Statement and by Tribune Parties in the Notice of Disagreement) is furthest away from the Final Special Distribution Amount based upon the Closing Working Capital and Closing Debt as determined by the Accounting Firm.  The fees and expenses of the independent auditors (if any) of Cablevision Parties incurred in connection with the issuance of the Statement and review of the Notice of Disagreement shall be borne by Cablevision Parties, and the fees and expenses of the independent auditors of Tribune Parties incurred in connection with their review of the Statement and their preparation of the Notice of Disagreement shall be borne by Tribune Parties.

(e)                                  If the Final Special Distribution Amount is less than the Special Distribution Amount, then Tribune Parties shall, within five Business Days after the final determination of Closing Working Capital and Closing Debt, make payment to Newco by some combination, at the election of Tribune Parties, of (i) the contribution to Newco Sub of uncollected Excluded Accounts Receivable with an aggregate face amount of such deficiency, together with interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date to the date of actual contribution, compounded annually (it is understood and agreed that the value of any uncollected Excluded Accounts Receivable contributed by Tribune Parties pursuant to this clause (i) of Section 1.5(e) shall be considered to have a value equal to their face amount) and/or (ii) wire transfer of immediately available funds in the amount of such deficiency, together with interest thereon at the Interest Rate, calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date to the date of actual payment, compounded annually.

Section 1.6                                      Consent of Third Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any of the Newsday Contracts or Business Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Newco Sub thereunder and such consent is not obtained prior to Closing.  Tribune Parties shall use their reasonable best efforts to obtain the consent of any such third party for the assignment to Newco Sub of any such Newsday Contract or Business Permit.  If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the assignor or assignee thereunder so that Newsday would not in fact receive all such rights, Tribune Parties shall, and shall cause each of the other Tribune Entities to, use reasonable best efforts so as to cooperate with Newco Sub in order to provide Newco Sub with the benefits thereunder from and after the Closing Date.  Tribune Parties shall, and shall cause each of the other Tribune Entities to, pay promptly to Newco Sub when received all monies received by any Tribune Entity after the Closing Date under any of the Newsday Contracts or any claim or right or any benefit arising thereunder to the extent that Newco Sub would be entitled thereto pursuant hereto.  The provisions of this Section 1.6 shall in no way limit the obligation of Tribune Parties to seek consents prior to the Closing.  If and when any such consents shall be obtained, Tribune Parties shall, and shall cause each other Tribune Entity to, promptly assign its rights thereunder to Newco Sub without payment of consideration and Newco Sub shall, without payment of any consideration therefor, assume from and after the date of such assignment the obligations of Tribune Entities thereunder  (other than the obligations thereunder arising as a result of the breach thereof at or prior to (or in connection with) such assignment).  (It is understood and agreed that, notwithstanding anything to the contrary in the foregoing, so long as Tribune Parties use their reasonable best efforts to cooperate with Newco Sub as contemplated by this Section 1.6, Tribune Entities will not have any liability or obligation to Newco Sub or any Cablevision Party if Newco Sub is not able to obtain the benefits referred to above.)

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRIBUNE PARTIES

Except as set forth in the Tribune Disclosure Schedules for representations and warranties that provide for a Schedule or for which a Schedule is included in the Schedules attached hereto (but subject to the limitations provided in Section 10.13 (Schedules)), Tribune Parties jointly and severally represent and warrant to and for the benefit of Cablevision Parties as follows:

Section 2.1                                     Organization; Good Standing.

(a)                                 Tribune is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate the Newsday Assets and to conduct the Business.  Tribune is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the conduct of its business or the ownership of its properties related to the Business requires such qualification or licensing, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  Prior to the date of this Agreement, Tribune Parties have made available in the Data Room or delivered to Cablevision Parties copies of the certificate of incorporation and bylaws of Tribune, each as presently in effect.

(b)                                Each Subsidiary of Tribune that is or will be a party to any of the Transaction Documents, including, without limitation, Newsday (collectively, the “Tribune Subsidiary Entities” and, together with Tribune, the “Tribune Entities”), is the type of entity listed on Schedule 2.1(b) and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate (or other) power and authority to own, lease and operate the Newsday Assets, and to conduct its business.  Each Tribune Subsidiary Entity is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the conduct of its business or the ownership of its properties related to the Business requires such qualification or licensing, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  Prior to the date of this Agreement, Tribune Parties have made available in the Data Room or delivered to Cablevision Parties copies of the certificate of incorporation and bylaws (or comparable organizational documents with different names) of each Tribune Subsidiary Entity, each as presently in effect.

Section 2.2                                     Tribune Subsidiary Entities.  Schedule 2.2 lists each Tribune Subsidiary Entity and expressly identifies each direct and indirect wholly-owned Subsidiary of Newsday (it is understood and agreed that Tribune Entities may update Schedule 2.2 from time to time prior to consummation of the Closing in order to add additional Tribune Subsidiary Entities to reflect additional Subsidiaries that own, lease or license Newsday Assets).  Tribune directly or indirectly owns all of the issued and outstanding capital stock or other equity interests of each Tribune Subsidiary Entity.

Section 2.3                                     Authority.

(a)                                 Tribune has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Tribune of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Tribune of its obligations hereunder and thereunder and the consummation by Tribune of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Tribune and no other proceedings on the part of Tribune or its stockholders are required to authorize this Agreement or the other Transaction Documents to which it is or will be a party or for Tribune to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and, upon execution and delivery thereof by Tribune, each of the other Transaction Documents to which Tribune is or will be a party shall be, duly and validly executed and delivered by Tribune and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitute, or in the case of each such other Transaction Document, shall constitute, a valid and binding obligation of Tribune, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity.  Newsday is a Qualified Purchaser.

(b)                                Each Tribune Subsidiary Entity has all requisite corporate (or other) power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Tribune Subsidiary Entity of the Transaction Documents to which it is or will be a party, the performance by each Tribune Subsidiary Entity of its obligations thereunder and the consummation by each Tribune Subsidiary Entity of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate (or other) action on the part of such Tribune Subsidiary Entity and no other proceedings on the part of such Tribune Subsidiary Entity or any of their equity holders are required to authorize the Transaction Documents to which it is or will be a party or for such Tribune Subsidiary Entity to consummate the transactions contemplated thereby.  Upon execution and delivery thereof by each Tribune Subsidiary Entity, each of the Transaction Documents to which such Tribune Subsidiary Entity is or will be a party shall be, duly and validly executed and delivered by Tribune and, assuming the due and valid authorization, execution and delivery by the other parties thereto, shall constitute, a valid and binding obligation of such Tribune Subsidiary Entity, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity.

Section 2.4                                      Non-Contravention.  The execution and delivery by Tribune of this Agreement and the other Transaction Documents to which it is or will be a party (and the execution and delivery by each Tribune Subsidiary Entity of each of the Transaction Documents to which it is or will be a party), the performance by Tribune of its obligations hereunder and thereunder (and the performance by each Tribune Subsidiary Entity of its obligations under each Transaction Document to which it is or will be a party), the consummation by Tribune of the transactions contemplated hereby and thereby (and the consummation by each Tribune Subsidiary Entity of the transactions contemplated by each Transaction Document to which it is or will be a party), and the compliance by Tribune with any of the provisions hereof and thereof (and the compliance by each Tribune Subsidiary Entity with any of the provisions of any Transaction Document to which it is or will be a party), does not and shall not:  (a) conflict with or violate any provision of the certificate of incorporation or bylaws (or comparable organizational documents with different names) of Tribune or any of its Subsidiaries; (b) require on the part of Tribune or any of its Subsidiaries any notice or filing with, or any material Permit, or other authorization of, or any exemption by, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act; (c) except as set forth on Schedule 2.4, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or create or change any rights or obligations under, any Contract to which Tribune or any of its Subsidiaries is a party or any Permit by which any of the assets or businesses is bound or otherwise subject, including, without limitation, any Business Permit, Newsday Contract, Newsday Asset or Newsday Liability; (d) result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire, any of the Newsday Assets; (e) violate or breach the terms of or cause any default under any Law applicable to the Business or the Newsday Assets or Tribune or any of its Subsidiaries or any of their respective properties, assets or securities; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 2.4, with such exceptions in the case of clauses (c) through (f) as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

Section 2.5                                      Legal Matters.

(a)                                  Except as set forth in Schedule 2.5(a) and with such exceptions as, individually and in the aggregate, are not, and are not reasonably likely to be, material:  (i) there is no Action pending against, or, to the Knowledge of Tribune Parties, threatened against or affecting, any Tribune Entity insofar as it is applicable or relates to any of the Newsday Assets, Newsday Liabilities or the Business, at law or in equity, before or by any court, arbitrator, panel or other Government Authority; and (ii) neither Tribune nor any of its Subsidiaries is operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order of any Government Authority that is applicable or relates to the Newsday Assets, Newsday Liabilities or the Business.

(b)                                 Except as set forth on Schedule 2.5(b), the Business is being conducted in all material respects in compliance with all applicable Laws.

(c)                                  Tribune Entities own, or have full rights under, all Permits that are used or held for use in connection with, or that are required for or in connection with, the Business.  Schedule 2.5(c) lists all such Permits that (x) are owned or held by Newsday Entities or (y) that are not owned or held by a Newsday Entity that are material to the operations of the Business.  Tribune Entities are in all material respects in compliance with all such Permits.  No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any material modification, revocation, non-renewal or termination of any such Permit.

(d)                                 Except as set forth on Schedule 2.5(d), neither Tribune nor any of its Subsidiaries has received any written notice asserting any noncompliance in any material respect with any Law applicable to the Business or any of the Newsday Assets, any of the Newsday Liabilities or any Business Permit.  To the Knowledge of Tribune Parties, no Tribune Entity is under any investigation by any Government Authority involving the Business or the Newsday Assets or Newsday Liabilities.

Section 2.6                                      Financial Statements.

(a)                                  Attached to Schedule 2.6(a) are copies of:  (i) the unaudited balance sheets of the Business at December 30, 2007 and December 31, 2006 and the related unaudited statements of income of the Business for the years ended December 30, 2007, December 31, 2006 and December 25, 2005; and (ii) the unaudited balance sheet of the Business at March 30, 2008 and the unaudited related statement of income of the Business for the three-month period ended March 30, 2008 (the foregoing financial statements in (i) and (ii) are collectively referred to as the “Unaudited Financial Statements”).

(b)                                 The Unaudited Financial Statements were prepared from and are consistent with the books and records of Tribune and its Subsidiaries.  The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied (except that the Unaudited Financial Statements do not include statements of cash flow, statements of retained earnings and footnotes and other items set forth on Schedule 2.6(b) required by GAAP and, with respect to the interim unaudited financial statements as of and for the three month period ended March 30, 2008, are subject to normal recurring year-end adjustments none of which, if the Business’s historical accounting practices and policies are used (but only to the extent that such practices and policies comply with GAAP), would, in the aggregate, be material) and on that basis present fairly, in all material respects, the financial position and results of operations of the Business for the periods indicated.

(c)                                  Each item of income or expense included in the Unaudited Financial Statements that represents an allocation of such item by Tribune or its Affiliates in part to the Business and in part to other businesses was allocated in good faith.

(d)                                 The books of account and other financial records of Tribune Entities with respect to the Business have been maintained in all material respects in accordance with reasonable business practice and in the aggregate accurately reflect their transactions and the disposition of their assets.

(e)                                  The management of Tribune and Newsday have (i) implemented disclosure controls and procedures to ensure that material information relating to the Business is made known to the management of Tribune and Newsday by others within Tribune and Newsday and such controls are effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the unaudited financial statements for the year ended December 30, 2007 and the three months ended March 30, 2008, the Audited Financial Statements and any Interim Financial Statements in accordance with GAAP, and (ii) disclosed on a timely basis, based on its most recent evaluation, to Tribune’s outside auditors all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Tribune’s ability to record, process, summarize and report Tribune’s consolidated financial statements and any fraud, whether or not material, that involves management or other employees who have a significant role in the Business’ internal control over financial reporting.

(f)                                    There are no off-balance sheet transactions, arrangements or other relationships relating to the Business, the Newsday Assets or the Newsday Liabilities between and/or among Tribune or any of its Affiliates and any unconsolidated Person in which Tribune or any of its Affiliates has any direct or indirect interest, including any structured finance, special purpose or limited purpose entity.

Section 2.7                                      Undisclosed Liabilities.  None of the Tribune Entities has any obligations, liabilities or commitments of any nature (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable) relating to the Business that will be a Newsday Liability, and to the Knowledge of Tribune Parties, there is no existing condition, situation or set of circumstances which would be expected to result in such an obligation, liability or commitment, except for obligations, liabilities and commitments (a) reflected or reserved against in the balance sheet of the Business as of March 30, 2008 (the “Balance Sheet Date”) included in the Unaudited Financial Statements (the “Balance Sheet”), (b) incurred in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect, (c) arising under this Agreement, (d) consisting of future performance obligations under Newsday Contracts (other than any future performance obligations that relate to the breach of, or default under, any Newsday Contract) that are, and are required to be listed on, Schedule 2.17(b) or any other Newsday Contract that is permitted to be entered into by this Agreement and is not required to be listed on Schedule 2.17(b), and (e) listed on Schedule 2.7.

Section 2.8                                      Absence of Certain Changes.  Except as expressly contemplated by this Agreement or as set forth on Schedule 2.8, since the Balance Sheet Date, Tribune and its Subsidiaries have in all material respects conducted the Business only in the Ordinary Course and there has been no:

(a)                                  development, change, event or occurrence that, individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect;

(b)                                 amendment or other change to the certificate or incorporation or bylaws (or comparable organizational documents with different names) of any of the Tribune Entities;

(c)                                  other than making capital expenditures that did not exceed $200,000 individually or $500,000 in the aggregate, making of any capital expenditures (including expenditures for additions to plant, property and equipment) with respect to the Business or appropriations or commitments with respect thereto that are not contemplated by the 2008 capital budget for the Business that Tribune has provided to Cablevision Parties prior to the date of this Agreement;

(d)                                 assumption, endorsement, guarantee or other transaction in which any of the Tribune Entities became liable or responsible for (whether directly, contingently or otherwise) any Debt or any other obligation of more than $250,000 of any other Person with respect to the Business;

(e)                                  establishment, adoption, entering into, amendment or increase benefits under, or termination of:  (x) any collective bargaining agreement covering employees or other individuals who perform services for or on behalf of the Business except, in the case of this clause (x), for the resolution of grievances in the Ordinary Course; or (y) other than in the Ordinary Course, any benefit plan or compensation plan, arrangement or agreement (including, without limitation, bonuses, profit sharing, stock option, restricted stock, pensions, retirement benefits, deferred compensation, severance or termination benefits) for any Business Employees;

(f)                                    other than in the Ordinary Course, increase in the base salary of, or payment of any bonus to, any Business Employee;

(g)                                 change in any method of accounting or accounting practice relating to the Business, except, after the date of this Agreement, as required by Law;

(h)                                 material Tax election or change in Tax accounting, Tax calculating or Tax reporting methods or practices relating to the Business that would be binding on Newco or any of its Subsidiaries for any Taxable period (or portion thereof) ending on or after the Closing Date;

(i)                                     change or modification to any of the following insofar as they relate to the Business (Tribune Parties have prior to the date of this Agreement made the following available to Cablevision Parties in the Data Room, to the extent the following exist):  (i) written billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) written policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) written payment policies, procedures and practices with respect to accounts payable;

(j)                                     payment with respect to, or discharge, compromise or settlement of, any claim or Action relating to the Business, except for (x) the resolution of grievances under the CBAs in the Ordinary Course and (y) any such settlement solely involving the payment of cash prior to consummation of the Closing; or

(k)                                  any authorization, approval, agreement or commitment to do any of the foregoing.

Section 2.9                                      Assets; Title.

(a)                                  Schedule 2.9(a) lists all items of tangible personal property of every kind or description having a current net book value as of March 30, 2008 in excess of $750,000 per item that are Newsday Assets (and lists the owner of each).  The Newsday Assets that are tangible assets of any kind or description are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current and intended use.

(b)                                 Except for the assets, properties and rights set forth on Schedule 2.9(b), the Newsday Assets and the assets, properties and rights used to provide services pursuant to the Transition Services Agreement (Tribune Services) constitute all the assets, properties and rights owned, used, or held for use in connection with, or that are otherwise required for the conduct of, the Business as currently conducted.  Except for assets, properties or rights set forth on Schedule 2.9(b) or used to provide services pursuant to the Transition Services Agreement (Tribune Services), all of the Newsday Assets are reflected on the Balance Sheet.  Tribune Entities have good title to, or hold by valid and existing leases or licenses for, all of the Newsday Assets free and clear of all Liens, other than Permitted Liens.  No Tribune Entity has signed any financing statement under the UCC or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the Newsday Assets.  Tribune Entities will at the Closing convey to Newco Sub good title to all of the Newsday Assets, free and clear of all Liens, other than Permitted Liens.

Section 2.10                                Intellectual Property.

(a)                                  Schedule 2.10(a)-1 lists (x) all Newsday Intellectual Property for which registration has issued or has been applied for and is pending (and the name of the each registrant with respect thereto), (y) a general description of all of the following Newsday Intellectual Property for which application for registration has not been made:  written invention disclosures and material copyrights and material trademarks, not otherwise disclosed in this Section 2.10, and (z) all Internet domain names, worldwide, primarily used in the Business (“Domain Names”).  Schedule 2.10(a)-2 lists, other than any Implied Licenses, Paid Mass-Market Licenses, Unrestricted Free Software Licenses or Restricted Free Software Licenses, all material Outstanding IP Licenses, identifying the other parties thereto and the date thereof.  Schedule 2.10(a)-3 lists (i) all Intellectual Property that is not Newsday Intellectual Property and that is material to the Business for which registration has issued or has been applied for and is pending (and the name of the each registrant with respect thereto), and (ii) a general description of all of the following Intellectual Property that is not Newsday Intellectual Property and that is material to the Business for which application for registration has not been made:  written invention disclosures and material copyrights and material trademarks, not otherwise disclosed in this Section 2.10.

(b)                                 Except as set forth on Schedule 2.10(b), (i) the Newsday Intellectual Property does not, to the Knowledge of Tribune Parties, infringe the rights of others, including infringement, misappropriation or other violation of any Intellectual Property Rights of any Person; and (ii) such Newsday Intellectual Property will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  Except as set forth on Schedule 2.10(c), to the Knowledge of Tribune Parties, (i) the conduct of the Business by Tribune Entities has not been nor is the conduct of the Business by any Tribune Entity now infringing upon, misappropriating or otherwise violating any Intellectual Property Right of any other Person; and (ii) since January 1, 2004, neither Tribune nor any of its Subsidiaries has received any communication alleging that the conduct of the Business (including the use of the Newsday Intellectual Property) by any Tribune Entity has infringed, misappropriated or violated, or would infringe, misappropriate or violate, any Intellectual Property Right of any other Person.  To the Knowledge of Tribune Parties, no Person is infringing any of the Newsday Intellectual Property.

(d)                                 To the Knowledge of Tribune Parties, no Tribune Entity has any material obligation or material liability with respect to prior use in any medium, including without limitation online and Internet media, of any works of authorship or portions thereof contributed to the Business by freelance authors.

(e)                                  Except as set forth on Schedule 2.10(e), there is not now pending, nor to the Knowledge of Tribune Parties since January 1, 2004, has there been threatened, any Action to contest, oppose, cancel or otherwise challenge the validity, ownership, enforceability or use of any of the Newsday Intellectual Property that remains unresolved.

(f)                                    (i) Each registered item of the Newsday Intellectual Property is valid and enforceable, and all registrations thereof are valid and subsisting, and (ii) all necessary documents and certificates in connection with such Newsday Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Newsday Intellectual Property, with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

(g)                                 All Domain Names are currently registered and in good standing and the Tribune Entity listed on Schedule 2.10(a)-1 is shown on the records of the registrar thereof as the sole owner thereof.  Since January 1, 2006, neither Tribune nor any of its Subsidiaries has received any written notice or written communication stating that any Person is challenging the right of any Tribune Entity to use any such Domain Name.

(h)                                 To the Knowledge of Tribune Parties, none of the Software included in the Newsday Assets includes any Malicious Code.

Section 2.11                                Real Property.

(a)                                  Schedule 2.11(a) lists all Real Property owned by (i) any Newsday Entity and (ii) any Tribune Entity (other than a Newsday Entity) and used in connection with the Business (“Owned Real Property”).  There are no Liens, other than Permitted Liens, on the Owned Real Property.

(b)                                 Schedule 2.11(b) lists all Real Property leased, subleased, licensed or otherwise occupied by (i) any Newsday Entity and (ii) any Tribune Entity (other than a Newsday Entity) that is used in the Business, other than Real Property that is not, individually or in the aggregate, material to the operation of the Business.  The Real Property leased, subleased, licensed or otherwise occupied that is described in subpart (i) of the preceding sentence is referred to as the “Leased Real Property.”  The Leased Real Property is all of the Real Property that is (x) leased, subleased, licensed or otherwise occupied by Tribune or any of its Subsidiaries and (y) used in the Business, other than Real Property that is not, individually or in the aggregate, material to the operation of the Business.  All of the Real Property Leases are in writing, and copies of all Real Property Leases have been made available in the Data Room or delivered to Cablevision Parties prior to the date of this Agreement.

(c)                                  All of the Real Property is either Owned Real Property or Leased Real Property.  All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Leased Real Property are in all material respects in good operating condition and repair, ordinary wear and tear excepted and are suitable for the purposes for which they are currently being used in connection with the Business.

(d)                                 There are adequate sanitary and storm sewer, public water, gas, electrical, telephone and other utilities and facilities at the Melville Real Property, and Tribune Parties have not received within the prior three years written notice from any provider of such services of any changes required to any facilities used in connection with such utilities.  Tribune Parties have no Knowledge of any pending or threatened moratoriums or restrictions that are reasonably likely to materially adversely affect the cost or availability of any public utilities on the Melville Real Property.

(e)                                  One of the Newsday Entities enjoys peaceful and undisturbed possession of the premises included in the Leased Real Property, subject to Permitted Liens.

(f)                                    To the Knowledge of Tribune Parties, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to the Melville Real Property, nor has any written notice of such a proposed condemnation, eminent domain or other taking been received by Tribune Parties.

(g)                                 Except to the extent set forth in the Melville Leases, if at all, there are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Melville Real Property or any interest therein.

(h)                                 Each of the tenants or occupants of the Leased Real Property has the right to conduct its business thereon for the remaining term of the applicable Real Property Lease.  All of the Real Property Leases are in full force and effect, and no Newsday Entity and, to the Knowledge of Tribune Parties, no other party to any of any Real Property Lease is in default thereunder and no event has occurred which could give rise to a default thereunder.  There are no third party consents that must be obtained for Tribune to enter in the Melville Leases.

(i)                                     No Tribune Entity has leased, subleased, licensed or entered into any other occupancy agreements granting to any Person any right to the use or occupancy of the Leased Real Property or any part thereof, except as listed on Schedule 2.11(i) (each, such agreement listed on Schedule 2.11(i), a “Sublease”).  Any consents required in connection with any such Sublease was properly obtained.  All of the Subleases are in full force and effect, and no Tribune

Entity and, to the Knowledge of Tribune Parties, no other party to any of the Subleases is in default thereunder and no event has occurred which could give rise to a default thereunder.

(j)                                     No Tribune Entity nor any other party to any Real Property Lease or Sublease has received or served a written notice of default under the terms thereof or any Sublease or that would constitute a default, as of the Closing, thereunder.

(k)                                  Tribune has prior to the date of this Agreement made available in the Data Room or delivered to Cablevision Parties copies of all Contracts to which a Tribune Entity is a party relating to the service and operation of property, buildings, or systems supporting the buildings or operation of the business associated with the Melville Real Property and all material Contracts to which a Tribune Entity is a party relating to the service and operation of property, buildings or systems supporting the buildings or operation of the business associated with the Leased Real Property, all of which are listed on Schedule 2.11(k).

(l)                                     All security deposits given to a landlord in connection with any Real Property Lease are listed on Schedule 2.11(l) and, except as set forth in Schedule 2.11(l), such security deposits have not been applied by the landlord without being replenished as required under such Real Property Lease.

(m)                               Other than as set forth on Schedule 2.11(m), all necessary material licenses, certificates and approvals for the use, occupancy and operation of the buildings and lands constituting the Leased Real Property, as required by the terms of any Real Property Lease, have been obtained, are in full force and effect and are not subject to cancellation or forfeiture.

Section 2.12                               Employee Benefits.

(a)                                 Schedule 2.12(a) lists each Benefit Plan.  Neither Tribune nor any of its Affiliates has communicated to any Transferred Employee or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan.

(b)                                Prior to the date of this Agreement, Tribune has made available in the Data Room or delivered to Cablevision Parties copies of each written material Benefit Plan (including any amendments thereto), or written summaries of any unwritten material Benefit Plan, any employee handbook applicable to the Business Employees, and, with respect to each Benefit Plan, the current summary plan description, summary of material modifications, related trust agreements (or other funding arrangements) or insurance contracts, the latest IRS determination letter, the latest annual financial statements (including both accounting statements and completed actuarial reports for all defined benefit plans), and the latest annual reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

(c)                                  Each Benefit Plan is and has been operated and administered in all material respects in accordance with its terms, subject to the outcome of the arbitration listed on Schedule 2.13(c)-2, the terms of any applicable collective bargaining agreement, and all applicable Laws.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a current favorable determination letter from the IRS as to its tax-qualified status, and there are no circumstances that could result in revocation of such favorable determination letter or that would adversely affect the qualified status of such plan.  Each Benefit Plan that is subject to Section 409A of the Code has been operated in accordance with the requirements of Section 409A of the Code.

(d)                                 All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid and any amounts withheld from employees for pension, welfare or other benefits have been timely deposited into the appropriate trusts or accounts.

(e)                                  Neither Tribune nor any of its Affiliates has during the last six years maintained or contributed to, or had an obligation to contribute to, or has any liability or obligation under a multiemployer plan (as defined in Section 3(37) of ERISA) with respect to any Business Employees.

(f)                                    With respect to any “defined benefit plan,” within the meaning of Section 3(35) of ERISA, maintained or contributed to by Tribune or any of its Affiliates for the benefit of the Business Employees:  (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such plan has been filed with the PBGC or distributed to participants and no amendment terminating any such plan has been adopted; (iii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (iv) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred; (v) no “reportable event” within the meaning of ERISA Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no Liens on assets of Tribune or any of its Affiliates have arisen under ERISA or the Code, or is likely to arise, on the assets of Tribune or any of its Affiliates; and (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six years.

(g)                                As of December 31, 2007, each Benefit Plan subject to Title IV of ERISA could be terminated in a standard termination under Section 4041(b) of ERISA.

(h)                                Except as set forth on Schedule 2.13(c)-2, there are no actions, suits, or claims (other than routine claims for benefits in the Ordinary Course) with respect to any Benefit Plan pending which could give rise to a material liability, or to the Knowledge of Tribune Parties, threatened, and Tribune Parties have no Knowledge of any facts which are reasonably likely to give rise to any such actions, suits or claims (other than routine claims for benefits in the Ordinary Course).  Except as set forth on Schedule 2.13(c)-2, there is currently no audit or investigation by any Government Authority or any claim (other than routine claims for benefits in the Ordinary Course) or Action against or involving any Benefit Plan and, to the Knowledge of Tribune Parties, no such investigation or audit is contemplated or under consideration.

(i)                                    Each Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and Sections 601 to 608 of ERISA (“COBRA”), or any other similar Law providing for continuation coverage.

(j)            No event has occurred and no condition exists with respect to any Benefit Plan which is reasonably likely to subject any Benefit Plan, Tribune, Cablevision or Newco Sub or any of their respective employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code.

(k)           No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate of Tribune which could subject Tribune, Cablevision, Newco Sub or any of their respective Affiliates or employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including, without limitation, liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

(l)            Tribune Entities have, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all Persons who have performed services for or on behalf of the Business and have properly withheld and paid all applicable Taxes and makes appropriate filings in connection with services provided by such Persons to the Business in accordance with such classifications.

(m)          Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, except with respect to liabilities and obligations that are Excluded Liabilities:  (i) increase the amount of benefits otherwise payable under any Benefit Plan; (ii) result in the acceleration of vesting of any such benefits (other than as contemplated by this Agreement); or (iii) result in the payment of any retention, stay-bonus, change-of-control, enhanced severance, or similar payments becoming due to, or with respect to, any Business Employee or Former Business Employee.  Schedule 2.12(m) lists all change-of-control and other bonuses payable to any Business Employee or Former Business Employee in connection with, or as a result of, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (and all such bonuses are Excluded Liabilities).  No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by Tribune or any of its Affiliates, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(n)           Neither Tribune nor any of its Affiliates maintains any Benefit Plans (i) outside the United States or (ii) for the benefit of any individual whose principal place of employment is outside of the United States of America.

Section 2.13          Labor Matters.

(a)           Tribune Parties have prior to the date of this Agreement made available in the Data Room or delivered to Cablevision a list of all Business Employees, as of April 1, 2008, including for each such employee, his or her:  (i) name; (ii) job title; (iii) department; (iv) location; (v) status as a full-time or part-time employee; (vi) base salary or wage rate; (vii) 2007 bonus or commission; (viii) exempt or non-exempt status; (ix) status as a bargaining unit or non-

bargaining unit employee; (x) eligibility for incentive compensation or commissions; and (xi) date of hire.  Such list also lists each Business Employee who was on a leave of absence as of April 1, 2008 and the reason for such leave.

(b)           All of the Persons who have performed services for or on behalf of the Business are and have been authorized to work for Tribune Entities in accordance with applicable Law.  Tribune Entities are and have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, employment discrimination, hours, the payment and withholding of Taxes and other sums, and occupational health and safety with respect to all Persons who have performed services for or on behalf of the Business.

(c)           Except as set forth on Schedule 2.13(c)-1, no Business Employees are, or within the last three years have been, represented by a union or other labor organization, association or bargaining agent, and to the Knowledge of Tribune Parties, no such organizing efforts are now being conducted or pending with respect to any Business Employees.  No Tribune Entity has, at any time during the preceding three years, had a strike, work stoppage or work slowdown or other material labor dispute with respect to any Business Employees, nor, to the Knowledge of Tribune Parties, is any such action threatened.  Except as set forth on Schedule 2.13(c)-2, no Tribune Entity is involved in nor, to the Knowledge of Tribune Parties, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters involving the Business Employees.

(d)           Except as set forth on Schedule 2.13(d), there is no Action relating to the employment of labor, including, without limitation, those relating to wages, employment discrimination, hours, the payment and withholding of Taxes and other sums, and occupational health and safety with respect to all Business Employees who have performed services for or on behalf of the Business, pending against, or, to the Knowledge of Tribune Parties, threatened against or affecting, any Tribune Entity, any of the Newsday Assets, any of the Newsday Liabilities or the Business, at law or in equity, before or by any court, arbitrator, panel or other Government Authority.

(e)           Except as set forth on Schedule 2.13(e), no Business Employee has suffered an “employment loss” (as defined in the WARN Act) during the 90-day period ending on May 1, 2008.

(f)            Tribune Entities are in compliance in all material respects with the Immigration Reform and Control Act, as amended, with respect to the Business Employees.

(g)           Schedule 2.13(g) describes the services provided to the Business by Tribune and those of its Subsidiaries that are not Newsday Entities.

Section 2.14          Environmental Matters.

(a)           Except as set forth on Schedule 2.14 and with such exceptions as, individually or in the aggregate, do not have and are not reasonably likely to have, a Material Adverse Effect:

(i)            (A) the Business is in compliance with all applicable Environmental Laws; and (B) the Real Property is in compliance with all applicable Environmental Laws;

(ii)           to the Knowledge of Tribune Parties, there are no underground storage tanks on any of the Real Property and, to the Knowledge of Tribune Parties, no Hazardous Materials have been spilled or released in, on or under any of the Real Property by Tribune Parties in an amount that would trigger a reporting or remediation obligation under current Environmental Laws;

(iii)          neither Tribune nor any of its Subsidiaries has received, and Tribune Parties have no Knowledge of, any written notice, order, directive, claim or demand from any Government Authority with respect to any actual or potential liability under Environmental Law on the part of any Tribune Entity in connection with the Business that remains outstanding;

(iv)          none of the Tribune Entities nor any of their respective predecessors is currently in any negotiations, agreements or undertakings with any Person relating to any Remedial Action on the Real Property or otherwise relating to the Business;

(v)           no Hazardous Materials generated by the Business or any of the Tribune Entities in connection with the Business are the subject of a written claim or demand from any third party;

(vi)          no actions or proceedings are pending or, to the Knowledge of Tribune, threatened, to revoke, modify or terminate any Environmental Permit; and

(vii)         with respect to the Business and the Contributed Assets, neither Tribune nor any of its Subsidiaries is the subject of any outstanding written notice, order or Contract with any Government Authority or other Person relating to the Business or any of the Newsday Assets respecting:  (A) Environmental Laws; (B) Remedial Action; or (C) any Release or threatened release of a Hazardous Material.

(b)           Tribune has made available in the Data Room or delivered to Cablevision Parties prior to the date of this Agreement (i) copies of all reports, studies, analyses, tests, and any results of monitoring programs, commissioned by a Tribune Entity and in the possession of Tribune or its Subsidiaries, within the last two years, pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Real Property; and (ii) copies of any environmental investigations or assessments of the Real Property conducted by Tribune or its Subsidiaries or any environmental consultant engaged by either of them since January 1, 2004.

(c)           The Real Property is not subject to any Lien arising under Environmental Laws.

Section 2.15          Taxes.

(a)           Each Tribune Entity and any consolidated, combined or unitary group of which any Tribune Entity is or was a member has timely filed all material Tax Returns which are required to be filed by them, and have timely paid all Taxes shown as due on such Tax Returns.

(b)           There are no Liens for Taxes (except for Taxes not yet due, for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith) upon any of the Newsday Assets.

(c)           Except as set forth on Schedule 2.15(c), there are no Federal, state, local or foreign Tax Audits currently pending with regard to any Taxes or Tax Returns of any of the Tribune Entities (or any consolidated, combined or unitary group of which any Tribune Entity is or was a member) in which a Taxing Authority has raised an issue that relates to the Business, and, to the Knowledge of Tribune Parties, no such Tax Audit is threatened.  To the Knowledge of Tribune Parties, no claim has ever been made by a Taxing Authority in a jurisdiction where any Tribune Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction as a consequence of operating the Business.  Prior to the date of this Agreement, Tribune Parties have made available in the Data Room or delivered to Cablevision Parties copies of the Tax Returns, or portions thereof, relating to the Business of the Tribune Parties and their predecessors (and any consolidated, combined or unitary group of which any Tribune Party or predecessor is or was a member) for all taxable periods ending after December 31, 2005.

(d)           No power of attorney has been granted by any of the Tribune Parties that is currently in force with respect to any matter relating to Taxes and that will be binding on Newco or any Subsidiary thereof for any taxable period (or portion thereof) ending after the Closing Date.  No Tribune Entity has requested or received a ruling from, or entered into a closing or other agreement with, any Taxing Authority (nor has any such ruling been requested or received or any agreement been entered into by any other party that binds or would bind any Tribune Entity) that will be binding on Newco or any Subsidiary thereof for any taxable period (or portion thereof) ending after the Closing Date.

(e)           There are no elections with respect to Taxes affecting the Business that will bind Newco or any Subsidiary thereof for any taxable period (or portion thereof) ending after the Closing Date, other than elections shown on or in the Tax Returns that have prior to the date of this Agreement been made available in the Data Room or delivered to Cablevision Parties.

(f)            Tribune Entities have withheld and paid to the proper Tax Authority on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid, or deemed to have been paid, or owing to any employee or independent contractor employed or contracted by a Tribune Entity in connection with the Business.

Section 2.16           Insurance.  Schedule 2.16 contains a summary of all insurance policies owned or held by Tribune or any of its Subsidiaries that cover the Business or any Newsday Assets.  Such policies afford coverage to Tribune and its Subsidiaries and their respective employees, the Newsday Assets and the Business in amounts and against all risks normally insured against by Persons possessing similar assets or operating similar businesses in similar locations.  All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no written notice of cancellation, termination or non-renewal has been received by any Tribune or any of its Subsidiaries with respect to any such policy.

Section 2.17          Contracts.

(a)           Schedule 2.17(a) lists as of the date of this Agreement all of the following written, and a brief description of all oral, Contracts that are (x) material to the business, assets, liabilities, results of operation, operations or financial condition of the Business or the Newsday Assets or the Newsday Liabilities and (y) without regard to materiality, including each of the following insofar as it relates to the Business, the Newsday Assets or the Newsday Liabilities (all of the Contracts required to be listed on Schedule 2.17(a), together with the Real Property Leases, the Subleases, the Contracts that are required to be listed on Schedule 2.10(a)-2, the collective bargaining agreements that are required to be listed on Schedule 2.13(c)-1 and the Contracts required to be listed on Schedule 2.18, the “Material Contracts”):

(i)            any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Debt, other than indebtedness for borrowed money;

(ii)           any guaranty, direct or indirect, primary or secondary, by Tribune or any of its Subsidiaries of any obligation for borrowings or otherwise;

(iii)          any Contract granting any Person a Lien on any of the Newsday Assets;

(iv)          any Contract with an advertiser, sponsor or similar party involving payments in excess of $1,000,000 for any such Contract;

(v)           any Contract providing for the grant of any preferential rights to purchase or lease any of the Newsday Assets;

(vi)          any lease or similar arrangement relating to the Business for the use of personal property involving payments of in excess of $250,000 per annum;

(vii)         any Contract with a term in excess of 12 months not terminable by a Tribune Entity on less than 90 days’ notice providing for annual aggregate payments (contingent or otherwise, including milestones, earn-outs, contingent payments and other future payment obligations) in excess of $500,000;

(viii)        any Contract:  (A) containing non-competition, non-solicitation or other similar limitations restricting the conduct of the Business, or the ability of the Business (including Newco or any of its Subsidiaries after consummation of the Closing) to compete with any Person or to solicit the employees or customers of any Person; (B) that grants to the other party or any third person “most favored nation” status; or (C) that grants to the other party or any third person any exclusive right or rights or in which any third party grants the Business (including Newco or any of its Subsidiaries after consummation of the Closing) any exclusive right or rights;

(ix)           any Contract imposing any material restriction or limitation on the sale or other transfer of any of the Newsday Assets other than, for purposes of this clause (ix) only, anti-assignment provisions;

(x)            any Contract for a partnership, joint venture or similar agreement;

(xi)           any Contract that purports to bind Cablevision or any of its Affiliates (excluding Newco Sub) after the consummation of the Closing;

(xii)          any Contracts involving any obligation or liability of the Business (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable) as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any Person;

(xiii)         any Contract containing or providing for any Tax sharing, Tax allocation or Tax indemnification;

(xiv)        any Contract relating to the pending acquisition or disposition of any business or any Newsday Assets or Newsday Liabilities, other than in the Ordinary Course;

(xv)         any Contract relating to the acquisition, license or other disposition of Newsday Intellectual Property, other than Implied Licenses, Paid Mass-Market Licenses, Unrestricted Free Software Licenses and Restricted Free Software Licenses and other than any such Contract involving aggregate payments of less than $100,000 or $2,000,000 in the aggregate for all such Contracts; and

(xvi)        any written Contract with any current or former employees of Tribune or any of its Subsidiaries who perform services in connection with the Business (but excluding any persons who are employed by Tribune or one of Tribune’s Subsidiaries that is not a Newsday Entity who provide the services described on Schedule 2.13(g)) involving the payment of more than $100,000 per year, other than Contracts that are terminable by either party without any obligation or liability to a Tribune Entity or that do not require any future payments by a Tribune Entity.

(b)           The Contracts listed on Schedule 2.17(a) that are not Newsday Contracts have an asterisk next to them.

(c)           Tribune Parties have prior to the date of this Agreement made available in the Data Room or delivered to Cablevision Parties copies of all written Material Contracts, together with all modifications, amendments and supplements thereto, have been delivered or made available.

(d)           With such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect and except as listed on Schedule 2.17(d):  (i) all of the Newsday Contracts are in full force and effect and are valid and binding on and enforceable against Tribune or one of its Subsidiaries in accordance with their terms and, to the Knowledge of Tribune Parties, on and against the other parties thereto; (ii) neither Tribune nor any of its Subsidiaries is, nor to the Knowledge of Tribune Parties, is any other party to any Newsday Contract, in breach of, or default under, any such Newsday Contract; (iii) neither Tribune nor any of its Subsidiaries has waived any right under any Newsday Contract; (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Newsday Contract; (v) neither Tribune nor any of its Subsidiaries has given to or received from any other Person, any written notice or other written communication regarding any actual or alleged violation or breach or, or default under, any Newsday Contract that has not been resolved; and (vi) after giving effect to the consummation of the Closing, the Newco Sub will have substantially the same rights and benefits under each Newsday Contract that Tribune Entities had prior thereto.

Section 2.18           Transactions with Insiders.  Schedule 2.18 lists and describes all Contracts:  (a) between a Tribune Entity for or on behalf of the Business, on the one hand, and one or more Insiders, on the other hand; and (b) to which an Insider is a party that binds or otherwise affects the Business or any of the Newsday Assets or Newsday Liabilities or under which the Business or any of the Newsday Assets or Newsday Liabilities has received any benefits.

Section 2.19          Circulation; Advertising; Suppliers and Vendors.

(a)           Tribune Parties have prior to the date of this Agreement made available in the Data Room or delivered to Cablevision Parties the most current draft of the Audit Bureau of Circulations Annual Audit Reports for each of the Newspapers for which such a report has been prepared for the 12-month period ended September 30, 2007.  All information contained in such reports is true and correct in all material respects.

(b)           Schedule 2.19(b) lists the names of the top 20 advertisers (based on the revenues of the Business in calendar year 2007 and for the three months ended March 30, 2008).  As of the date hereof, neither Tribune nor any of its Subsidiaries has received written notice or, to the Knowledge of Tribune Parties, other notice from any such advertiser that such advertiser will materially reduce its purchase of advertising from the Business following the consummation of the Closing.

(c)           Since the Balance Sheet Date, neither Tribune nor any of its Subsidiaries has taken any action, other than in the Ordinary Course, that was designed to result in a material reduction in circulation of any Newspaper.

(d)           All reports filed by Tribune or any of its Affiliates with the United States Postal Service in connection with, and second class mail postal permits applicable to, any Newspaper were true and correct, in all material respects, at the time of their filing.

(e)           Schedule 2.19(e) lists the names of the top 20 suppliers and vendors of products and/or services for the Business (indicating an approximate dollar value for each (based on invoice price) except with respect to newsprint suppliers) during calendar year 2007 and for the three months ended March 30, 2008.  As of the date hereof, neither Tribune nor any of its Subsidiaries has received written notice or, to the Knowledge of Tribune Parties, other notice from any of such suppliers or vendors that such supplier or vendor will materially reduce its supply of materials, supplies, merchandise, services and other goods currently being provided to the Business following the consummation of the Closing.

Section 2.20           Opinion of Financial Advisor.  The board of directors of Tribune has received the opinion of Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of such date, the $630,000,000 to be received by Tribune Entities in connection with this Agreement and the Newsday Newco Interest, taken together, are fair, from a financial point of view, to Tribune.

Section 2.21           No Brokerage.  There is no investment banker, broker, finder or other similar intermediary who has been retained by or on behalf of Tribune or any of its Affiliates who might be entitled to any fee, commission or other payment from Newco, Newco Sub or any of their respective Subsidiaries or from any Cablevision Party or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 2.22           No Other Representations and Warranties.  Except for the representations and warranties contained in this Article II or in the certificate delivered pursuant to Section 1.4(a)(i), (a) no Tribune Entities, and none of their respective Affiliates and no other Person, makes any representations or warranties, written or oral, statutory, express or implied, with respect to the Business, the Newsday Assets, the Newsday Liabilities, Tribune or any of its Subsidiaries or their respective business, assets, liabilities, results of operation or financial condition and (b) without limiting the foregoing, no Tribune Entities, and none of their respective Affiliates and no other Person, is making any representation or warranty to Cablevision Parties with respect to any financial projection or forecast relating to the business, assets, liabilities, results of operation or financial condition of the Business.  Cablevision Parties, Newco and Newco Sub each hereby expressly waive any claims and causes of action and any other representations or warranties, express, implied, at common law, by Law or otherwise, in each case relating to the accuracy, completeness or materiality of any other information, data or other materials (written or oral) heretofore furnished to them and their Representatives by or on behalf of Tribune or any of its Subsidiaries.  Nothing in this Agreement shall limit the right of any Cablevision Indemnified Person with respect to fraud, bad faith or the inaccuracy or breach of any of the representations and warranties contained in this Article II or in the certificate delivered pursuant to Section 1.4(a)(i) and the indemnity obligations for inaccuracy or breach thereof pursuant to Section 8.2(a)(i).  Nothing in this Section 2.22 shall in any way limit any of the representations and warranties of Tribune or any of its Subsidiaries expressly set forth in any of the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CABLEVISION PARTIES

Cablevision and Holdco jointly and severally represent and warrant to and for the benefit of Tribune Parties as follows:

Section 3.1             Organization; Good Standing.  Each Cablevision Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Cablevision Party is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the conduct of its business or the ownership of the Notes requires such qualification or licensing, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a material adverse effect on the ability of Cablevision Parties to perform their obligations under this Agreement or any of the other Transaction Documents to which they are a party.  Prior to the date of this Agreement, Cablevision Parties have made available or delivered to Tribune Parties copies of the certificate of incorporation and bylaws of each Cablevision Party, each as presently in effect.  Cablevision directly or indirectly owns all of the issued and outstanding capital stock or other equity interests of Holdco.

Section 3.2             Authority.  Each Cablevision Party has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Cablevision Party of this Agreement and the other Transaction Documents to which either of them is or will be a party, the performance by each Cablevision Party of its obligations hereunder and thereunder and the consummation by each Cablevision Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Cablevision Party and no other proceedings on the part of either Cablevision Party or its stockholders is required to authorize this Agreement or other Transaction Documents to which either Cablevision Party is or will be a party or for either Cablevision Party to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and, upon execution and delivery thereof by each Cablevision Party, each of the other Transaction Documents to which either Cablevision Party is or will be a party shall be, duly and validly executed and delivered by each Cablevision Party and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitute, or in the case of each such other Transaction Document, shall constitute, a valid and binding obligation of each Cablevision Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity.  Holdco is a Qualified Purchaser.

Section 3.3             Non-Contravention.  The execution and delivery by each Cablevision Party of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by each Cablevision Party of its obligations hereunder and thereunder, the consummation by each Cablevision Party of the transactions contemplated hereby and thereby, and the compliance by each Cablevision Party with any of the provisions hereof and thereof, does not and shall not:  (a) conflict with or violate any provision of the certificate of incorporation or bylaws of either Cablevision or any of its Subsidiaries; (b) require on the part of either Cablevision or any of its Subsidiaries any notice or filing with, or any material Permit, or other authorization of, or any exemption by, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act; (c) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or create or change any rights or obligations under, any Permit or Contract to which either Cablevision or any of its Subsidiaries is a party or by which either Cablevision or any of its Subsidiaries is bound or to which any of the assets or properties of either Cablevision or any of its Subsidiaries is subject; (d) result in the creation of any Lien upon, or any Person obtaining any rights to acquire, any Notes; (e) violate or breach the terms of or cause any default under any Law applicable to Cablevision or any of its Subsidiaries; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 3.3, with such exceptions in the case of clauses (c) through (f) as, individually and in the aggregate, do not have, and are not reasonably likely to have, a material adverse effect on the ability of either Cablevision Party to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party.

Section 3.4            Notes.

(a)           The Notes have been duly authorized and validly issued and are valid and binding obligations of Parent.

(b)           The issuance of Parent’s $1,000,000,000 principal amount of 8% Series B Senior Notes Due 2012 (the “Registered Notes”) were registered under the Securities Act.  The Registered Notes were issued under that certain Indenture dated April 6, 2004 between Cablevision and The Bank of New York, as trustee (the “Indenture”).  The Notes will be issued under the Indenture.  The Notes and the Registered Notes will have the identical interest rate, interest payment terms, maturity date, ranking, defeasance rights, scheduled and unscheduled payment obligations, covenants, events of default and modification and amendment terms.  Notes issued under the Indenture, including the Registered Notes and the Notes, are unsecured and are not redeemable prior to maturity.

Section 3.5             Commitment Letter.  Cablevision Parties have delivered to Tribune a copy of the Commitment Letter (“Commitment Letter”) dated as of the date of this Agreement from Bank of America, N.A. and Banc of America Securities LLC. As of the date of this Agreement, the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect, and the Commitment Letter is in full force and effect in the form so delivered (it is understood and agreed that the Commitment Letter expires by its terms on December 31, 2008).  Any conditions to the effectiveness of the Commitment Letter have been satisfied.

Section 3.6             No Brokerage.  Other than Banc of America Securities, LLC, there is no investment banker, broker, finder or other similar intermediary who has been retained by or on behalf of either Cablevision Party or any of its Subsidiaries who might be entitled to any fee, commission or other payment from Newco, Newco Sub or any of their respective Subsidiaries or from Tribune Parties or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.7             No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III or in the certificate delivered pursuant to Section 1.4(b)(i), no Cablevision Party, and none of their respective Affiliates and no other Person, makes any representations or warranties, written or oral, statutory, express or implied, with respect to Cablevision or any of its Subsidiaries or their respective business, assets, liabilities, results of operation or financial condition.  Tribune Parties each hereby expressly waive any claims and causes of action and any other representations or warranties, express, implied, at common law, by Law or otherwise, in each case relating to the accuracy, completeness or materiality of any other information, data or other materials (written or oral) heretofore furnished to them and their Representatives by or on behalf of Cablevision or any of its Subsidiaries.  Nothing in this Agreement shall limit the right of any Tribune Indemnified Person with respect to fraud, bad faith or the inaccuracy or breach of any of the representations and warranties contained in this Article III or in the certificate delivered pursuant to Section 1.4(b)(i) and the indemnity obligations for inaccuracy or breach thereof pursuant to Section 8.2(b)(i).  Nothing in this Section 3.7 shall in any way limit any of the representations and warranties of Cablevision or any of its Subsidiaries expressly set forth in any of the other Transaction Documents.

ARTICLE IV

COVENANTS

Section 4.1             Conduct of Business.  Except (w) as set forth on Schedule 4.1, (x) as required by applicable Law (provided that in the case of clause (g) notice will be provided), (y) as otherwise expressly required by this Agreement, or (z) with the prior written consent of Cablevision Parties (which consent, in the case of clauses (d), (e), (f), (g), (h)(ii) and (i) shall not be unreasonably withheld, conditioned or delayed (but not, in the case of clause (g), to the extent any Contract referred to therein would result in the assumption of Debt by Newco Sub)) from and after the date of this Agreement and until the Closing:

(a)           Tribune Parties shall, and shall cause the other Tribune Entities to, conduct the Business in the same manner as heretofore conducted and only in the Ordinary Course;

(b)           Tribune Parties shall, and shall cause the other Tribune Entities to, use reasonable best efforts consistent with past practice to:  (i) preserve intact the Business; (ii) keep available to Cablevision Parties the services of all Business Employees (without obligation to increase or pay additional compensation to any such Business Employees in connection therewith); (iii) preserve for Cablevision Parties the goodwill of the suppliers and others having business relationships relating to the Business; (iv) not shorten or lengthen the customary payment cycles for any of its payables or receivables; and (v) continue in full force and effect all insurance covering any of the Business or any Newsday Assets;

(c)           Tribune Parties shall promptly deliver notice to Cablevision Parties in writing of any specific event or circumstance of which they have Knowledge, or of which they receive notice, that:  (i) has resulted or would reasonably be expected to result in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied; (ii) any Action is pending or, to the Knowledge of Tribune Parties, threatened that relates to the transactions contemplated by this Agreement; or (iii) any of the covenants or agreements of Tribune Parties contained in this Agreement is breached in any material respect;

(d)           Tribune Parties shall not, and shall cause the other Tribune Entities not to, cause to be taken or refrain from taking any action that, if taken, caused to be taken or refrained from being taken prior to the date of this Agreement and not set forth on Schedule 2.8 would cause any of the representations and warranties in clauses (b), (d), (g), (h) or (i) of Section 2.8 (Absence of Certain Changes) to be inaccurate or breached;

(e)           Tribune Parties shall not, and shall cause the other Tribune Entities not to, establish, adopt, enter into or institute any material increase or material change in any Benefit Plan, with respect to the Business Employees, other than as required by the terms of such benefit plan or to comply with the terms of this Agreement; provided, however, that Tribune Parties may amend any Benefit Plan with respect to Business Employees if such amendment applies generally to similarly situated employees of Tribune or its Affiliates participating in such Benefit Plan who are not Business Employees;

(f)            Tribune Parties shall not, and shall cause the other Tribune Entities not to, take any action set forth on Schedule 4.1(f);

(g)           Tribune Parties shall not amend, modify or terminate any Material Contract (or enter into any Contract that would have been a Material Contract if it had been entered into on or prior to the date of this Agreement other than Contracts which are entered into, modified or amended in the Ordinary Course and that have a term of 12 months or less); provided, however, that (x) if required by applicable Law, Tribune Parties may, and may cause the other Tribune Entities to, cause, suffer or permit a collective bargaining agreement to be entered into five days after giving Cablevision Parties written notice thereof but Cablevision Parties will not be deemed to have consented to Tribune Parties entering into such collective bargaining agreement for purposes of determining whether any of the conditions precedent in Section 7.2 have been satisfied;  and (y) Tribune Parties shall not enter into Contracts described in clauses (iii), (v), (vi), (viii), (ix), (x), (xi), (xiv) and (xvi) of Section 2.17(a) above; and

(h)           (i) Tribune Parties shall, and shall cause the other Tribune Entities to, without limitation of the obligations of Tribune Parties under Section 4.11, use reasonable best efforts to obtain all consents required from third parties whose consent or approval is required pursuant to any Newsday Contract or otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) neither Tribune Party shall, and neither Tribune Party shall cause the other Tribune Entities to, cause, suffer or permit the amendment, modification or termination of any Contract requiring payments in excess of $150,000 and affecting the Melville Real Property without the prior consent of the Cablevision Parties.

Section 4.2                                      Further Assurances.  Each party hereto covenants from and after the date of this Agreement and until the Closing (and subject to the other terms and conditions of this Agreement):

(a)                                  to cooperate with the other party and to use reasonable best efforts to (x) take such actions and (y) do such things as are necessary, in each case, as promptly as possible in: (i) determining whether notices, declarations, registrations and filings are required to be made with or consents required to be obtained from any Government Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and in making or causing to be made any such notices, declarations, registrations and filings promptly (including filings under the HSR Act, which will be made within ten Business Days after the date of this Agreement); (ii) terminating any waiting periods under the HSR Act as soon as practicable; (iii) obtaining, in a timely manner, any such consents; and (iv) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions; and

(b)                                 without limiting the specific obligations of any party under any covenant or agreement under this Agreement, to use reasonable best efforts to (I) take such actions and (II) do such things as are necessary in order to promptly consummate the transactions contemplated hereby and by the other Transaction Documents, including satisfaction, but not waiver, of the conditions precedent set forth in Article VII.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will obligate Cablevision Parties or any of their respective Affiliates to agree to or otherwise become subject to any limitations on the right of Cablevision, Holdco or any of their respective Affiliates to:  (i) own, control, manage or operate (or agree to any restrictions on) any of their businesses (including the Business) or assets (including the Newsday Assets) or to discharge any liabilities (including the Newsday Liabilities); or (ii) consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that nothing in this sentence will limit (x) the potential obligation of Cablevision Parties to take actions solely with respect to the Newsday Assets that are, individually and in the aggregate, not material to the Newsday Assets or otherwise to the ownership, control, management or operation thereof by Cablevision Parties and (y) the ability of Cablevision Parties to contest the imposition of any such potential obligation.  In addition, from and after the date of this Agreement and until the Closing (and subject to the other terms and conditions of this Agreement), Cablevision Parties will not, and they will cause their controlled Affiliates not to, agree to acquire or acquire, a Specified Business (as defined below), other than as consented to by Tribune (with such consent not to be unreasonably withheld or delayed).  For purposes of this Section 4.2(b), a “Specified Business” shall be a (A) broadcast television station or newspaper primarily broadcast or distributed in the New York DMA or (B) broadcast radio station, magazine or Internet site that is primarily focused on, and derives substantial revenue from, the sale of New York DMA-wide advertising (as a percentage of overall New York DMA-wide advertising revenue), provided, however, that, notwithstanding anything to the contrary contained in this Agreement (i) none of the types of businesses currently conducted by any of the Cablevision Parties or their Controlled Affiliates shall be considered a Specified Business and (ii) none of the Cablevision Parties nor any of their controlled Affiliates shall be in any way restricted from acquiring any business (other than a Specified Business of the type described in clause (A) of the definition of Specified Business) for a purchase price of $60 million or less.

Section 4.3                                      Public Announcements.  From and after the date of this Agreement, except as required by Law, no party to this Agreement will issue, or permit any of its controlled Affiliates or Representatives to issue, any press release or otherwise make any public or other statements, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (or parties); provided, however, that:  (a) Cablevision Parties shall be permitted to issue or make, and permit their respective controlled Affiliates and Representatives to issue or make, statements that are reasonable and appropriate to complete the Debt Financing, including describing the transactions contemplated hereby, the business, assets, liabilities, results of operations, operations, financial condition, EBITDA or cash flows of the Business or any of the Newsday Assets or the Newsday Liabilities and disclosing historical and pro forma financial information with respect to the Business, the Newsday Assets and the Newsday Liabilities; and (b) Tribune Parties shall be permitted to make, and permit their respective Affiliates and Representatives to issue or make, statements that are reasonable and appropriate in order to satisfy their obligations under the National Labor Relations Act that require notice to a union and/or bargaining regarding the decision to enter into and/or effects of this Agreement and the other Transaction Documents.

Section 4.4                                      Covenant Not to Compete, Etc.

(a)                                  During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Tribune Parties will not, and they will cause their controlled Affiliates not to, directly or indirectly, engage or participate in (whether as owner, operator, member, shareholder, manager, consultant, strategic partner or otherwise) any Competing Business.  “Competing Business” means any newspaper or other business (i) engaged in the publication or dissemination of information, news and events (in print, electronically or otherwise) relating to the New York DMA and (ii) whose target audience is residents of the New York DMA; provided, however, that any website that would otherwise be regarded as a Competing Business shall not be regarded as such if the website (i) is part of a network of websites owned or controlled by Tribune Parties or their respective controlled Affiliates and (ii) does not primarily compete with newsday.com  as conducted or in the advanced stages of planning as of the date of this Agreement to be conducted (“Newsday Website”).  For the purposes of this Section 4.4(a), Tribune Parties will not be in breach of this Section 4.4(a) by reason of:  (i) their beneficial ownership, together with that of the other Persons to whom the restrictions in this Section 4.4(a) are applicable, of 5% or less of the voting capital stock of a Competing Business if:  (x) such Competing Business is publicly traded; and (y) Tribune Parties and their respective controlled Affiliates do not control the operation or management of such Competing Business; (ii) the continuing conduct by Tribune and its Affiliates of their businesses (other than the Business) conducted by them or in the advanced stages of planning as of the date of this Agreement (which, for avoidance of doubt, shall not include any traditional print newspaper in the New York DMA or any Newsday Website), (iii) any activities conducted by WPIX-TV as of the date of this Agreement or any broadcast television or radio station acquired by Tribune Parties after the date of this Agreement, and in each case, any natural extension thereof consistent with the general scope of their respective businesses (which, for avoidance of doubt, shall not include any traditional print newspaper in the New York DMA or any Newsday Website); (iv) providing content, products or services to a Competing Business; (v) the acquisition after the consummation of the Closing of the assets or equity interests of any Person that derives less than 25% of its annual revenue from a Competing Business, provided Tribune

Parties agree to divest such Competing Business within 12 months of such acquisition; or (vi) operating Insertco’s current business if Tribune or any of its Subsidiaries acquires Insertco.

(b)                                 During the period beginning on the date of this Agreement and ending on the third anniversary of the Closing Date, Tribune Parties will not, and they will cause their Subsidiaries not to, directly or indirectly, solicit for employment, recruit or hire any Business Employee to become an employee or consultant of, or otherwise provide services to, any Person; provided, however, that this Section 4.4(b) shall not prohibit:  (A) the solicitation or employment of any clerical administrative employee who performed clerical services for or on behalf of the Business prior to the consummation of the Closing; or (B) a solicitation by way of a broad-based advertisement that is not targeted at employees of Newco, Newco Sub or any of their respective Subsidiaries; provided, however, that this clause (B) shall not prohibit the hiring of any such employee who is a Specified Employee.

(c)                                  It is the desire and intent of the parties hereto that the provisions of this Section 4.4 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought.  Without limitation of Cablevision Parties’ rights under Section 10.10, if any court determines that any provision of this Section 4.4 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 4.4 in the jurisdiction of the court that has made the adjudication.

(d)                                 The parties acknowledge and agree that the restrictions contained in Sections 4.4(a) and (b) are a reasonable and necessary protection of the immediate interests of Cablevision Parties, and any violation of these restrictions would cause substantial injury to Cablevision Parties and that Cablevision Parties would not have entered into this Agreement without receiving the additional consideration offered by Tribune Parties in binding themselves to these restrictions.  In the event of a breach or a threatened breach by any Tribune Party or any of their Subsidiaries of these restrictions, Cablevision Parties will be entitled to an injunction restraining Tribune Parties and their Subsidiaries from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Cablevision Parties from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

Section 4.5                                      Confidential Information.  From and after the date of this Agreement, Tribune Parties shall, and shall cause their Subsidiaries and Representatives to, maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information relating primarily to the Business, the Newsday Assets or the Newsday Liabilities (the “Confidential Information”); provided, however, that “Confidential Information” shall be deemed not to include information that (a) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by Tribune Parties or any of their Subsidiaries or Representatives or any other Person, (b) is or becomes available to Tribune Parties on a non-confidential basis from a source not known by Tribune Parties to be bound by an obligation or duty of confidentiality or (c) is independently developed by Tribune or its Subsidiaries after the consummation of the Closing without use of any of the Confidential Information.  In the event that Tribune Parties or any of their Subsidiaries or Representatives are required by interrogatories, requests for information or documents, subpoenas, Civil Investigative Demand or similar process to disclose any Confidential Information, Tribune Parties shall provide Cablevision Parties with prompt prior written notice of such request or requirement so that Cablevision Parties may seek an appropriate protective order (and if Cablevision Parties seek such an order, Tribune Parties will, and will cause their Subsidiaries and Representatives to, provide such cooperation, at Cablevision Parties’ expense, as Cablevision Parties shall reasonably request).  If, in the absence of a protective order, a Tribune Party or any of their Subsidiaries or Representatives are nonetheless required to disclose Confidential Information, such Tribune Party or its Affiliate or Representative, as the case may be:  (x) may, and will cause each of its Subsidiaries and Representatives to, disclose only that portion of the Confidential Information that such Tribune Party or its Subsidiaries or Representative is legally compelled to disclose; and (y) shall, and shall cause each of its Subsidiaries and Representatives to, at the request of Cablevision Parties, use its commercially reasonable efforts, at Cablevision Parties’ expense, to obtain assurance that confidential treatment will be accorded such Confidential Information.  Notwithstanding anything to the contrary in this Agreement, Tribune or any of its Subsidiaries may disclose or use any Confidential Information in connection with discharging, settling or resolving any Excluded Liabilities.

Section 4.6                                      Access.  From and after the date of this Agreement and until the Closing, Tribune Parties will give Cablevision Parties and their Representatives, upon reasonable notice and during normal business hours, reasonable access to the properties, contracts, senior managers, books and records of Tribune and its Subsidiaries relating to the Business, the Newsday Assets and the Newsday Liabilities, and they will, and will cause their respective Representatives to, furnish to Cablevision Parties all other documents, records and information (and copies thereof) relating to the Business, as Cablevision Parties may reasonably request; provided, however, that (a) Tribune Parties shall not be required to provide such access to the extent that it would subject any of the properties of Tribune or any of Subsidiaries to invasive physical testing or violate applicable Laws and (b) competitively sensitive information shall only be provided in accordance with applicable Law pursuant to appropriate confidentiality arrangements.  No investigation or receipt of information by Cablevision Parties pursuant to, or in connection with, this Agreement will diminish or obviate any of the representations, warranties, covenants or agreements of Tribune Parties under this Agreement or the conditions to the obligations of Cablevision Parties under this Agreement.

Section 4.7                                      Negotiations.  From and after the date of this Agreement until the termination of this Agreement in accordance with its terms:  (a) Tribune Parties shall, and they shall cause their Representatives and Affiliates to, negotiate exclusively and in good faith with Cablevision Parties with respect to any transaction involving the sale, transfer or other disposition of the Business or any of the Newsday Assets or any of Tribune’s Subsidiaries that conduct the Business; and (b) Tribune Parties shall not, and shall cause their Representatives and Affiliates not to:  (i) solicit or initiate or knowingly encourage or accept any inquiries, proposals or offers from any Persons other than Cablevision and Holdco and their respective Affiliates and Representatives for or relating to (or which may reasonably be expected to lead to) any acquisition or purchase, directly or indirectly, of all or any portion of the ownership interests or any of the assets of the Business or any of the Newsday Assets, whether by way of merger, business combination, reorganization, joint venture, sale of stock, sale of assets (other than sales of assets in the Ordinary Course not expressly prohibited by this Agreement) or otherwise (any of the foregoing, an “Acquisition Proposal”); (ii) participate in any discussions, conversations, negotiations or other communications with any Person other than Cablevision and Holdco and their respective Affiliates and Representatives regarding, or furnish to any person other than Cablevision and Holdco and their respective Affiliates and Representatives any information with respect to, or afford access to the business, properties, assets, books or records of the Business in connection with, or otherwise assist or participate in, or knowingly facilitate or encourage any effort or attempt by any other person or entity relating to or in connection with, any Acquisition Proposal; or (iii) enter into any agreement, arrangement or understanding with any other Person with respect to or in connection with any Acquisition Proposal.  Tribune Parties shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons other than Cablevision and Holdco and their respective Affiliates and their respective Representatives conducted heretofore with respect to any Acquisition Proposal.  Upon the receipt by any Tribune Party of any bona fide written Acquisition Proposal involving a third party, Tribune Parties shall notify Cablevision Parties in writing as soon as practicable (such notice to include the terms of such Acquisition Proposal and the identity of the third party), and shall keep Cablevision Parties reasonably informed on a current basis of the status of any such Acquisition Proposal.

Section 4.8                                      Certain Matters.  Without limitation of the rights of Indemnified Parties under Article VIII:

(a)                                  Tribune Parties agree that, following the Closing, they shall, upon Cablevision Parties’ reasonable request, use reasonable best efforts to cooperate, at Cablevision Parties’ expense, with Cablevision Parties and their Affiliates in connection with any claim, defense, negotiation or settlement of any Action relating to the Newsday Assets, the Newsday Liabilities or the Business; and

(b)                                 Cablevision Parties (and, from and after the time they shall execute the Joinder to this Agreement, Newco and Newco Sub) agree that, following the Closing, they shall, upon Tribune Parties’ reasonable request, use reasonable best efforts to cooperate, at Tribune Parties’ expense, with Tribune Parties and their Affiliates in connection with any claim, defense, negotiation or settlement of any Excluded Liability or any Action, relating to the Newsday Subsidiaries, the Newsday Assets or the Business.

Section 4.9                                     Disposition, Transfer or Destruction of Records.  Without limitation of rights and obligations of the parties under Section 6.1 or Article VIII, after the Closing:

(a)                                  Tribune Parties shall provide Cablevision Parties with 60 days prior written notice of any disposition, transfer or destruction of any of any financial or accounting books and records relating to the Business, the Newsday Assets or the Newsday Liabilities, and Tribune Parties shall provide Cablevision Parties a reasonable opportunity to copy such books and records prior to any such disposition, transfer or destruction; and

(b)                                 Cablevision Parties, Newco and Newco Sub shall provide Tribune Parties with 60 days prior written notice of any disposition, transfer or destruction of any of any financial or accounting books and records relating to the Excluded Assets or the Excluded Liabilities, and Cablevision Parties shall provide Tribune Parties a reasonable opportunity to copy such books and records prior to any such disposition, transfer or destruction.

Section 4.10                               Post-Closing Access and Cooperation.  Without limitation of the rights and obligations of the parties under Section 6.2 and Article VIII, for a period of seven years after the Closing Date:

(a)                                  Newco Sub shall provide Tribune and its Subsidiaries for a period consistent with the record retention policies and practices of Newco Sub reasonable access to those records of Cablevision and its Subsidiaries insofar as they are Newsday Assets that relate to periods prior to consummation of the Closing, during normal business hours and on at least three Business Days’ prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances), in order to enable Tribune and its Subsidiaries to prepare financial statements or to discharge and defend any Excluded Liabilities; and

(b)                                 Tribune Parties shall (i) provide Newco Sub and its Subsidiaries for a period consistent with the record retention policies and practices of Tribune Parties reasonable access to those records of Tribune or any of its Subsidiaries insofar as they are Excluded Assets that relate to periods after consummation of the Closing, during normal business hours and on at least three Business Days’ prior written notice (or such shorter timer period as necessitated by the urgency of the underlying facts and circumstances), in order to enable Newco Sub and its Affiliates to prepare financial statements or to discharge and defend any Newsday Liabilities and (ii) after consummation of the Closing, if reasonably requested by Cablevision Parties, use (A) reasonable best efforts to timely provide Newco with information required for the preparation of unaudited interim financial statements prepared in accordance with Regulation S-X for any pre-Closing period required to be included by Cablevision in any periodic filing under the Exchange Act and (B) reasonable efforts to provide materials (including, without limitation, management representation letters (it is understood and agreed that there shall be no obligation to deliver any such management representation letter that the person being requested to sign such letter does not in good faith believe to be true)) relating to any pre-Closing period to the extent the information and materials are reasonably available and required to be included in any filing or registration statement under the Securities Act or the Exchange Act and cooperate with any reasonable requests to provide comfort letters in connection therewith.  Cablevision Parties shall reimburse Tribune Parties for any reasonable costs or expenses incurred by Tribune Parties in complying with
Section 4.10(b)(ii).

Section 4.11                                Tribune Affiliate Contracts.  Consistent with applicable Law, from and after the date of this Agreement until six months after the Closing Date, Tribune Parties shall, and they shall cause the other Subsidiaries of Tribune to use their commercially reasonable efforts to:  (a) introduce key suppliers of products and services to the Business (including, without limitation, suppliers of newsprint, ink and online affiliate arrangements) who are parties to one or more Tribune Affiliate Contracts to Newco and Newco Sub and in connection with such introductions to promote the interests of Newco and Newco Sub in developing their relationships with such suppliers; and (b) at the reasonable request of Cablevision Parties, Newco or Newco Sub, cooperate with Newco and Newco Sub in order to help their efforts to develop long-term commercial relationships with such key suppliers and to obtain such products and services on terms and conditions (including economic terms and conditions) that are no less favorable to them than the terms and conditions on which they supply products and services to Tribune and its Subsidiaries.  Newco and Newco Sub acknowledge and agree that Tribune and its Subsidiaries will not be required to incur out-of-pocket expenses in connection with fulfilling their obligation under this Section 4.11 (unless Newco or Newco Sub reimburse Tribune and its Subsidiaries for such expenses) and there is no assurance that Newco or Newco Sub will develop long-term relationships with the key suppliers of Tribune and its Subsidiaries, even after Tribune and its Subsidiaries satisfy their obligations under the preceding sentence.  The parties acknowledge and agree that no breach of this Section 4.11 shall be deemed to be “material” for purposes of Section 7.2(b) or 9.1(b).

Section 4.12                                Audited Financial Statements.  Tribune Parties shall:  (a) deliver the Audited Financial Statements to Cablevision Parties no later than October 15, 2008.  Tribune Parties shall provide Cablevision Parties with a draft of the Audited Financial Statements as soon as practicable prior to such date and shall provide Cablevision Parties with a reasonable opportunity to review and comment on such draft.

Section 4.13                                Assistance in Financing.

(a)                                  Tribune Parties agree to use their reasonable best efforts to provide all cooperation reasonably requested by Cablevision Parties in connection with the Debt Financing, including without limitation:  (i) providing and causing their advisors to provide all information reasonably deemed necessary by Cablevision Parties or the providers of such Debt Financing to complete syndication of the Debt Financing, including, but not limited to:  (A) financial information deemed necessary by Cablevision Parties or the providers of such Debt Financing for the consummation of such Debt Financing and (B) financial projections concerning the Business; (ii) assisting in the preparation and updating of the information memoranda (which the Tribune Parties acknowledge must (other than with respect to the Audited Financial Statements and any Interim Financial Statements) be completed by the Cablevision Parties within 35 days after the date of this Agreement) and other materials to be used in connection with the Debt Financing and any related syndication efforts, including participating in due diligence and drafting sessions (Tribune Parties understand and acknowledge that the Cablevision Parties are required to provide such information memoranda within 35 days after the date of this Agreement in order for the Cablevision Parties to comply with the Commitment Letter); (iii) cooperating in procuring a rating for the Debt Financing from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., including by having senior management of Newsday participating in meetings with ratings agencies; (iv) making the officers and advisors of Newsday and its subsidiaries available from time to time to attend and make presentations regarding its business and prospects at one or more meetings of prospective lenders; and (v) assisting in the preparation of credit and other definitive financing agreements and other certificates and documents, including, without limitation, solvency certificates, officers’ certificates demonstrating compliance with restrictive covenants consents, pledge and security documents and perfection certificates, as may be reasonably requested in connection with the foregoing.  Without limitation of the foregoing, Tribune Parties shall provide Cablevision Parties with the information on Schedule 4.13(a) no later than 35 days after the date of this Agreement.  In the event that Tribune Parties breach this Section 4.13(a) in any material respect, then Cablevision Parties may delay the start of the Financing Availability Date if Cablevision delivers written notice to Tribune Parties specifying in reasonable detail such breach and if such breach remains uncured after three Business Days after delivery of such notice to Tribune Parties; provided, however, that the delay of the Financing Availability Date shall not begin until the end of such cure period.

(b)                                 If the conditions precedent set forth in Sections 7.1 and 7.2 (other than those conditions that by their terms require the delivery of any documents or the taking of other action at Closing but subject to the satisfaction or waiver thereof are satisfied, Cablevision Parties shall cause the conditions precedent to Newco obtaining the Debt Financing to be satisfied.  Cablevision Parties acknowledge and agree that obtaining the financing contemplated by the Commitment Letter is not a condition to the obligation of Cablevision Parties to complete the Closing and if such financing is not available and the conditions described in the previous sentence are satisfied the Cablevision Parties shall take all action necessary to ensure that the condition precedent in Section 7.3(f) is satisfied.

Section 4.14                                Change of Name, Etc.  Promptly after the Closing each Tribune Party shall, and shall cause the other Subsidiaries of Tribune to, cease and desist from all further use of the name and mark “Newsday” or any name, trademark, service mark or logo related thereto or employing the words “Newsday” or any part or variation of any of the foregoing or any confusingly similar marks.  Newsday shall, and Tribune shall cause Newsday to (and Tribune Parties shall cause each other Subsidiary of Tribune with the word “Newsday” (or any other name or mark included in the Newsday Assets) in its name to take all action needed to file a change of its name promptly after the Closing to a name that does not include any such word with all applicable Government Authorities.

Section 4.15                                Cablevision Covenant.  From and after the date of this Agreement and until the Closing, Cablevision Parties shall promptly deliver notice to Tribune Parties in writing of any specific event or circumstance of which Cablevision Parties have Knowledge, or of which Cablevision Parties receive notice, that has resulted or would reasonably be expected to result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied.

Section 4.16                                Insurance.  To the extent permitted by the Policies, if requested by Newco Sub Tribune will, on Newco Sub’s behalf, file claims reasonably asserted by Newco or Newco Sub under such Policies to occurrences prior to consummation of the Closing; provided, however that:  (a) Newco Sub will pay Tribune Entities for any reasonable out-of-pocket costs and expenses incurred by them in connection therewith and for the present value (discounted back five years at a discount rate equal to the Interest Rate) of any increase in insurance premiums and other costs related to amounts actually recovered with respect to such claim; and (b) Newco Sub shall pay all deductibles related to such claims.

Section 4.17                               Notes.

(a)                                  Cablevision Parties will treat the Notes as “readily tradable in an established securities market” within the meaning of Treasury Regulation Section 15A.453-1(e)(4)(ii)

and “readily tradable on an established securities market” within the meaning of Treasury Regulation 1.704-1(b)(2)(iv)(d)(2).

(b)                                 Prior to the payment of the Notes in full, Cablevision and its Affiliates will not purchase or otherwise retire any of the Registered Notes unless (i) the same percentage of the Notes are purchased or retired on the same terms, (ii) Newco invests the proceeds of the purchase or retirement in a manner permitted by Section 7.4 of the Newco LLC Agreement, and (iii) at least $500 million in principal amount of the Registered Notes remain outstanding (it being understood that Cablevision Parties may cause Newco  to agree to such a purchase and sale or retirement meeting the criteria set forth in (i), (ii) and (iii) above).  The Notes will have a Fair Market Value of at least $650,000,000 on the Closing Date.

ARTICLE V

EMPLOYEE MATTERS

Section 5.1                                      Employees.  Effective upon consummation of the Closing, Newco Sub shall, and Cablevision Parties shall cause Newco Sub to, offer employment to all of the Business Employees who are actively at work on the Closing Date.  With respect to any Business Employee on leave of absence on the Closing Date, whether short-term, family, maternity, or long-term disability, paid, unpaid or other (“Inactive Business Employee”), if the Closing is consummated such Business Employee shall receive an offer of employment from Newco Sub effective on the date such Business Employee is able to return to active employment so long as the date is within nine months after the Closing Date.  With respect to Business Employees, if the Closing is consummated, such offers of employment shall be on terms and conditions as determined by Newco Sub and, with respect to Business Employees covered by CBAs, also in accordance with the CBAs, provided that nothing in this Agreement is intended to entitle any such Business Employees covered by CBAs to severance pay or benefits from either a Tribune Party or Newco Sub as a result of the events relating to the Closing.  As to Business Employees not covered by CBAs, in addition, the offers of employment shall in each case provide annual base salary and annual rate of cash bonus potential that in the aggregate are no less than the annual base salary and annual rate of cash bonus potential provided to such employee on the date of this Agreement for a period of at least one year following the Closing Date.  Prior to the Closing, Tribune shall not, and it shall cause its Affiliates and their directors or officers not to, directly or indirectly, induce or encourage any of the Business Employees to decline Newco Sub’s offers of employment or become employed by Tribune or its Affiliates.  Such Business Employees who accept such offers of employment with Newco Sub are referred to as “Transferred Employees.”  Nothing in this Agreement shall obligate Newco Sub to continue the employment of any Transferred Employee after the Closing Date; provided, however, that Newco Sub shall be responsible for the severance and other amounts in accordance with Section 5.3 and any other potential liability, other than under Benefit Plans, relating to any such discontinuation of such Transferred Employees attributable to acts by Newco, Newco Sub or any of the Cablevision Parties after consummation of the Closing.

Section 5.2                                      Employee Benefits.

(a)                                  Except as otherwise provided in the Transition Services Agreement  (Tribune Services) or in this Article V, the Transferred Employees shall cease active participation in Benefit Plans effective as of the Closing Date and shall commence participation in certain benefit plans established or maintained by Cablevision or Newco Sub (or their respective Affiliates) in accordance with the terms of such plans (“Cablevision Benefit Plans”); provided, however, that the Inactive Business Employees shall remain in the Benefit Plans until their return to active employment with Newco Sub whereupon they shall commence participation in Cablevision Benefit Plans.

(b)                                 Transferred Employees shall be credited for their length of service with Tribune or its Affiliates for purposes of determining eligibility to participate in, satisfying any waiting period, and vesting under, Cablevision Benefit Plans, to the extent they earned credit under comparable employee benefit plans maintained by Tribune or its Affiliates.  Any preexisting condition clause in any of the health coverages (including medical and dental coverage) included in Cablevision Benefit Plans shall be waived for the Transferred Employees.  Newco Sub shall, and Cablevision Parties shall cause Newco Sub to, ensure that each Transferred Employee receives credit under any Cablevision Benefit Plan that is a welfare benefit plan (other than any flexible spending accounts) for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the calendar year in which the Closing Date occurs under a plan maintained by Tribune or its Affiliates, subject to Newco Sub’s receipt of such information within two months after the Closing Date.

Section 5.3                                      Severance and Bonus.  Newco Sub shall:  (a) provide severance pay (but not continued benefit plan coverage) to any Transferred Employee whose employment is terminated by Newco Sub, other than for cause, within twelve months after the Closing Date in an amount no less favorable than would have been provided to such Transferred Employee under the Tribune’s (or its Affiliates’) severance plan attached to Schedule 4.1(f); (b) assume the Section 5.3-1 Obligations; and (c) pay any annual cash bonus amounts pursuant to the Tribune Company Management Incentive Plan to the extent reflected in Final Closing Working Capital (Cablevision Parties acknowledge that if Newco Sub elects to pay bonuses in excess of the amounts required under such plan for the period prior to the Closing, then such excess payments will not be included as a liability in the calculation of the Final Closing Working Capital).  Tribune shall satisfy and discharge the Section 5.3-2 Obligations.

Section 5.4                                      Collective Bargaining Agreements.  At the Closing, Newco Sub shall assume and be deemed the successor regarding the collective bargaining agreements covering Business Employees (the “CBAs”).  Notwithstanding the immediately preceding sentence, Newco Sub shall not be deemed to have assumed (a) any pending Actions that are Excluded Liabilities or (b) responsibility for claims covered by Section 8.2(a)(v).  The CBAs are not Newsday Contracts for purposes of Section 1.6.

Section 5.5                                      Pension Plans.  Tribune shall retain all assets and liabilities under any Benefit Plan that is a defined benefit pension plan, (including but not limited to the Tribune Company Cash Balance Pension Plan (f/k/a Times Mirror Pension Plan and the Tribune Company Pension Plan) (“Tribune Pension Plan”), whether qualified or non-qualified.  Tribune shall cause all Transferred Employees to be 100% vested in their benefits under the Tribune Pension Plan effective as of the Closing Date.

Section 5.6                                      Savings Plan.  Except as provided below, Tribune shall retain all assets and liabilities under all Benefit Plans that are defined contribution savings plans, including, but not limited to the Tribune Company Defined Contribution Retirement Plan, the Tribune Company 401(k) Savings Plan, and the Tribune Employee Stock Ownership Plan (“Tribune Savings Plans”).  Tribune shall cause all Transferred Employees to be 100% vested in their benefits under the Tribune Savings Plans effective as of the Closing Date.  As soon as practicable following the expiration of the period during which Transferred Employees continue to participate in the Tribune Company 401(k) Savings Plan and the Tribune Company Defined Contribution Retirement Plan pursuant to the Transition Services Agreement (Tribune Services), Tribune and Newco shall cooperate to effectuate a plan-to-plan transfer of assets and corresponding liabilities related to Transferred Employees’ accounts in such plans to one or more tax-qualified defined contribution plan maintained by Cablevision or Newco Sub in which the Transferred Employees participate.

Section 5.7                                      Vacation.  Except as may be otherwise required by law, effective as of the Closing Date, Newco Sub shall recognize and be responsible for all accrued, but unpaid vacation time of Transferred Employees to the extent such liability is reflected in the Final Closing Working Capital.

Section 5.8                                      COBRA.  Tribune Parties shall continue to provide continuation coverage required under COBRA to all current and former employees of the Business, including Transferred Employees, who are entitled to such coverage with respect to “qualifying events” (within the meaning of Section 4980(f) of the Code) which are incurred on or prior to the Closing Date.  Newco Sub shall be responsible for providing any Transferred Employee whose “qualifying event” (within the meaning of Section 4980(f) of the Code) occurs after the Closing Date under any group health plan of Cablevision (or its affiliates’) in which the Transferred Employees participate.

Section 5.9                                      Post-Retirement Benefit Liabilities.  Subject to the terms of the applicable plans, and Tribune’s right to amend or terminate the plans (provided, that any such amendment or termination applies to all employees of Tribune and its Affiliates participating in such plans), Tribune Parties shall retain responsibility for providing, and shall continue to provide, post-retirement medical and life insurance benefits on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect on the Closing Date with respect to:  (a) employees of the Business who have retired on or prior to the Closing Date and are receiving or entitled to receive post-retirement medical and life insurance benefits; and (b) Transferred Employees who have satisfied the eligibility requirements for post-retirement medical and life insurance benefits as of the Closing Date.  Tribune Parties shall retain responsibility for and pay or otherwise discharge any obligation to provide post-retirement medical and life insurance benefits to current and former employees of the Business and Transferred Employees identified above to the extent eligibility for such benefits existed immediately prior to the Closing Date (other than the requirement that any such individual actually retire).  Tribune Parties shall provide Newco Sub with a list of all Transferred Employees described in this Section 5.9 prior to the Closing.

Section 5.10                             WARN Act.  The parties do not anticipate that there will be any “employment losses” as a consequence of the transactions contemplated by this Agreement that trigger obligations under the WARN Act or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (collectively, “WARN Act Obligations”).  Notwithstanding the foregoing, prior to and on the Closing Date, Tribune Parties and their respective Affiliates shall be solely liable for any WARN Act Obligations resulting from an “employment loss” (as defined in the WARN Act).  After the Closing Date Newco Sub shall be solely liable for any WARN Act Obligations resulting from any such “employment loss.”

Section 5.11                             Cooperation.  Upon request, Tribune Parties shall provide Newco Sub, and Newco Sub shall provide Tribune, such documents, data and information as may reasonably be necessary to implement the provisions of this Article V and to administer their respective benefit plans.

Section 5.12                             General.  Nothing in this Article V or elsewhere in this Agreement shall be construed as:  (a) conferring any legal rights upon any Transferred Employee for continuation of employment by Newco Sub; (b) except as expressly provided in this Article V, requiring Cablevision Parties or Newco Sub to implement, or limiting the rights of Cablevision Parties or Newco Sub to amend or discontinue any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever; or (c) conferring upon any Transferred Employee any rights or remedies under this Agreement (including under this Article V).

ARTICLE VI

TAX MATTERS

Section 6.1                                   Retention of Tax Returns.  Tribune and Newco each shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of their Affiliates) relating to Tax matters relevant to the Business for each taxable period first ending after the Closing and for all prior taxable periods until the later of:  (a) the expiration of the statue of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to the extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; and (b) six years following the due date (without extension) for such Tax Returns.  For the avoidance of doubt, the provisions of Section 4.9 shall thereafter apply to such documents.

Section 6.2                                   Tax Cooperation.  Newco, on the one hand, and Tribune Parties, on the other hand, will each (and Cablevision Parties will cause Newco to):  (a) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return relating to the Business, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes relating to the Business; and (b) provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding.

Section 6.3                                   Transfer Taxes.  Newsday Parties and Cablevision Parties shall each pay one-half of any sales, use, transfer, conveyance, recordation and filing fees, Taxes and assessments, including fees in connection with the recordation of instruments related thereto and other similar transaction Taxes however designated (but not including income, franchise or gains Taxes) that are properly levied by any Taxing Authority and required by Law (any such Taxes or fees, “Transaction Taxes”), applicable to, imposed upon or arising out of the transfer of the Business and the Newsday Assets contemplated by this Agreement.  Tribune Parties shall prepare and file any Tax Returns (and, in the case of Leased Real Property, detail (and supporting documents, if applicable) of the manner in which (x) market-rental valuations were determined and (y) Transaction Taxes were computed) required to be filed with respect to such Transaction Taxes and shall provide Cablevision Parties with evidence of the timely filing of such Tax Returns.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                   Conditions Precedent to Obligations of all Parties.  The obligations of each party to this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)                                  HSR Act.  All applicable waiting periods under the HSR Act, including any extensions thereof, shall have expired or been terminated.

(b)                                 Injunction; Litigation; Etc.  (i) No party hereto shall be subject to any Law, order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby; (ii) no Action by a Government Authority shall be pending before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents; (iii) there shall not be any pending Action by any Government Authority that could reasonably be expected to materially limit or materially adversely affect Cablevision’s right to (indirectly) exercise control over the Business, the Newsday Assets or the Newsday Liabilities, and (iv) no action shall have been taken, or no Law or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.  No party to this Agreement may assert that the condition precedent set forth in the preceding clauses (ii) or (iii) has not been satisfied unless such party shall have used its reasonable best efforts to have any order, or injunction or Action referred to therein vacated or any Action referred to therein dismissed.

Section 7.2                                   Conditions Precedent to Obligations of Cablevision Parties.  The obligations of Cablevision Parties to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)                                  Representations and Warranties.  The representations and warranties of Tribune Parties contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date), except in each instance where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Covenants.  Tribune Parties shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)                                  Closing Certificate.  Tribune Parties shall have furnished Cablevision Parties with a certificate dated the Closing Date and signed by each Tribune Party to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)                                 Documents.  Tribune Parties shall have delivered to Cablevision Parties all the certificates, instruments, contracts and other documents specified to be delivered by them pursuant to Section 1.4(a) and (c)(i), other than Section 1.4(a)(xv), and shall in all material respects have delivered the certificates, instruments and other documents specified to be delivered by them pursuant to Section 1.4(a)(xv).

(f)                                    Financial Statements.  Tribune Parties shall have delivered to Cablevision Parties:  (i) the Audited Financial Statements; and (ii) Interim Financial Statements that include a balance sheet that is as of a date that is within 134 days of the Closing Date.

(g)                                 Financing Availability Date. The Financing Availability Date shall have expired.

(h)                                 No Material Adverse Effect.  Since March 31, 2008, there shall not have occurred any one or more events that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

Section 7.3                                   Conditions Precedent to Obligations of Tribune Parties.  The obligation of Tribune Parties to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a)                                  Representations and Warranties.  The representations and warranties of Cablevision Parties contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date), except in each instance where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or another similar qualifier) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Cablevision Parties to perform their respective obligations under this Agreement or any of the other Transaction Documents to which they are a party.

(b)                                 Covenants.  Cablevision Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by Cablevision Parties at or prior to the Closing Date.

(c)                                  Closing Certificate.  Cablevision Parties shall have furnished Tribune Parties with a certificate dated the Closing Date and signed by each Cablevision Party to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d)                                 Documents.  Cablevision Parties shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by them hereunder, including the documents pursuant to Section 1.4(b) and (c), other than Section 1.4(b)(viii), and shall in all material respects have delivered the certificates, instruments and other documents specified to be delivered by them pursuant to Section 1.4(b)(viii).

(e)                                  Contribution of the Notes.  Holdco shall have contributed the Notes to Newco pursuant to the Note Assignment.

(f)                                    Debt Financing.  All of the conditions precedent to the consummation of the Debt Financing shall have been satisfied.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1                                   Survival.  All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive (and not be affected in any respect by) the Closing indefinitely and any investigation conducted by any party hereto and any information which any party may receive.  Notwithstanding the foregoing, other than for fraud, the representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Sections 8.2(a)(i) and 8.2(b)(i) shall terminate on, and no claim or Action with respect thereto may be brought after, the date that is the 18-month anniversary of the Closing Date; provided, however, that (x) the representations and warranties contained in Sections 2.1 (a) and (b) (first sentence of each only) (Organization; Good Standing), 2.2 (first sentence only) (Tribune Subsidiary Entities), 2.3 (Authority), 2.9(b) (last three sentences only) (Assets; Title), 2.12 (c)-(n) (Employee Benefits), 2.15 (Taxes), 2.21 (No Brokerage), 3.1 (Organization; Good Standing), 3.2 (Authority) and 3.6 (No Brokerage) and the indemnity obligations for the inaccuracy or breach of such representations or warranties contained in Sections 8.2(a)(i) and 8.2(b)(i) shall survive until 60 days after the expiration of the applicable statutes of limitations and (y) the representations and warranties contained in Section 2.14 (Environmental Matters) and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 8.2(a)(i) shall survive until the fifth anniversary of the Closing Date.  Notwithstanding anything in this Section 8.1 to the contrary, the representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 8.1, and the liability of any party to this Agreement with respect thereto pursuant to this Article VIII, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the

Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period.

Section 8.2                                   Indemnification.

(a)                                  From and after the consummation of the Closing, Tribune Parties agree to jointly and severally indemnify and hold harmless Cablevision Parties, Newco and Newco Sub and the Affiliates and the Representatives of all of the foregoing (collectively, the “Cablevision Indemnified Persons”) for, from, and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)                                     the inaccuracy or breach, as of the date of this Agreement or as of the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case the inaccuracy or breach of such representations and warranties as of such earlier date), of any representation or warranty of any Tribune Party contained in or made pursuant to Article II of this Agreement, or in the certificate delivered by Tribune Parties at the Closing pursuant to Section 1.4(a)(i) (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or a similar qualification except that the “Material Adverse Effect” qualifications contained in Sections 2.5(c) (first sentence only) (Permits), 2.6(b) ((parenthetical in last sentence only) (Financial Statements), 2.7 (Undisclosed Liabilities), 2.8(a) (Absence of Certain Changes), 2.10(a) (last sentence - 2 occurrences) (Intellectual Property), 2.11(b) (Real Property), 2.19(b) (Advertisers) and 2.19(e) (Suppliers) and clause (x) of Section 2.17(a) (Material Contracts) will not be deemed deleted);

(ii)                                 the breach by any Tribune Party of, or the failure by any Tribune Party to perform, any of their respective covenants or other agreements contained in this Agreement;

(iii)                              any Excluded Liabilities;

(iv)                             the failure to comply with any provision of applicable bulk sales or similar Laws in connection with the transactions contemplated hereby; and

(v)                                claims by Transferred Employees as a result of losing their eligibility for post-retirement medical and life insurance benefits as a result of the transactions contemplated by this Agreement.

Notwithstanding any other provision herein to the contrary, except with respect to the inaccuracy or breach of the representations and warranties contained in Sections 2.1(a) and (b) (first sentence of each only) (Organization; Good Standing), 2.2 (Tribune Subsidiary Entities), 2.3 (Authority), 2.9(b) (last three sentences only) (Assets; Title), 2.12 (c)-(n) (Employee Benefits), 2.15 (Taxes), 2.17(a)(i) - (ii) (Contracts) and 2.21 (No Brokerage) or for fraud:  (i) Tribune Entities shall not be required, pursuant to Section 8.2(a)(i), to indemnify and hold harmless Cablevision Indemnified Persons until the aggregate amount of Cablevision

Indemnified Persons’ Losses under Section 8.2(a)(i) exceeds $4,550,000 (the “Basket Amount”), after which Tribune Parties will be obligated to indemnify for all of Cablevision Indemnified Persons’ Losses in excess of the Basket Amount; and (ii) the cumulative aggregate indemnity obligations of Tribune Parties under Section 8.2(a)(i) shall in no event exceed $162,500,000 (the “Cap Amount”).

(b)                                 From and after the consummation of the Closing, Cablevision and Holdco agree to jointly and severally indemnify and hold harmless Tribune Parties and their respective Affiliates and the Representatives of all of the foregoing (collectively, the “Tribune Indemnified Persons”) for, from and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)                                    the inaccuracy or breach, as of the date of this Agreement or as of the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case the inaccuracy or breach of such representations and warranties as of such earlier date), of any representation or warranty of a Cablevision Party contained in or made pursuant to this Agreement, or in the certificate delivered by Cablevision Parties at Closing pursuant to Section 1.4(b)(i) (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “material adverse effect” or a similar qualification);

(ii)                                 the breach by a Cablevision Party, Newco or Newco Sub of, or failure by a Cablevision Party, Newco or Newco Sub to perform, any of its covenants or other agreements contained in this Agreement; provided, however, that Cablevision Parties shall only be responsible for Holdco’s Percentage Share of the Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of the breach by Newco or Newco Sub of, or failure by Newco or Newco Sub to perform, any of its covenants or other agreements contained in this Agreement; and

(iii)                              any Newsday Liabilities.

(c)                                  From and after the consummation of the Closing, Newco and Newco Sub agree to jointly and severally indemnify and hold harmless any Tribune Indemnified Person for, from and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)                                    any untrue statement or omission or alleged untrue statement or omission contained in any information memorandum or other materials used in connection with obtaining the Debt Financing; provided, however, that the indemnity contained in this Section 8.2(c) shall not (x) apply to any Losses to the extent arising out of any untrue statement or omission contained in the historical financial statements furnished to Cablevision Parties by any Tribune entity for use in any such Information Memorandum or (y) relieve Tribune Parties of any liability under Section 8.2(a); and

(ii)                                  any action taken or information provided, in each instance in good faith, pursuant to Section 4.10 (b).

Section 8.3                                   Indemnification Procedures.

(a)                                  If any Cablevision Indemnified Person, on the one hand, or any Tribune Indemnified Person, on the other hand (the “Indemnified Party”), has a claim or receives actual notice of any claim, or the commencement of any Action that could give rise to an obligation on the part of Tribune Parties, on the one hand, or Cablevision Parties (or Newco and Newco Sub, as the case may be), on the other hand, other than a Third Party Indemnification Claim, to provide indemnification (the “Indemnifying Party”) pursuant to this Article VIII, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party, actually materially damages the Indemnifying Party.

(b)                                 Upon receipt by an Indemnified Party of actual notice of a claim, or the commencement of any Action, by a third party that could give rise to an obligation to provide indemnification pursuant to this Article VIII (a “Third Party Claim”), the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such claim.

(c)                                  Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the claim in reasonable detail.  If the Indemnifying Party confirms in writing to the Indemnified Party within 30 days after receipt of the Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnifying Party therefor and within such 30-day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel will be reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of such Indemnifying Party’s intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that:  (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; and (iii) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such claim or Action.

(d)                                 Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise to the extent required pursuant to this Article VIII):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Action; (iii) any Third Party Claim pursuant to Section 8.2(a)(i) prior to such time as the aggregate amount of their Losses of Cablevision Indemnified Persons pursuant to such claims under Section 8.2(a)(i) are not reasonably expected to exceed the Basket Amount or after such time as the aggregate amount of the Losses of Cablevision Indemnified Persons pursuant to such Third Party Claim and all prior claims pursuant to Section 8.2(a)(i) are reasonably expected to exceed the Cap Amount; and (iv) any matter relating to Taxes of Cablevision or any of its Affiliates, other than any matter that (A) might give rise to an indemnification obligation of the Tribune Parties pursuant to Section 8.2(a) and (B) would not increase the Tax liability of Cablevision or any of its Affiliates, other than a Tax liability subject to indemnification hereunder, for any Tax period (or portion thereof) ending after the Closing Date.

(e)                                  If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Third Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement or compromise in accordance herewith).  In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

(f)                                    No Cablevision Party will, without the prior written consent of Tribune Parties (not to be unreasonably withheld, conditioned or delayed) settle or compromise or consent to the entry of any judgment with respect to any Third Party Claim in which such Cablevision Party is an Indemnified Party unless either (i) the entire amount of the Losses of Cablevision Parties with respect to such Third Party Claim, together with all prior claims for indemnifiable Losses, will exceed the Cap Amount or (ii) if the amount of such Loss exceeds the Basket Amount by more than the amount by which all prior claims for indemnifiable Losses is less than the Basket Amount.

Section 8.4                                   Set-Off; Etc.

(a)                                  If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash upon demand.

(b)                                 Cablevision Parties may, at their option (at any time and from time to time), reduce any amount owed by Cablevision Parties to any Tribune Indemnified Person under this Agreement (whether pursuant to this Article VIII or otherwise) or any other Transaction Document by all or part of any amount owed by any Tribune Indemnified Person to Cablevision Parties under this Agreement (whether pursuant to this Article VIII or otherwise) or any other Transaction Document.

Section 8.5                                   Exclusive Remedy.  From and after the consummation of the Closing, other than with respect to claims based on fraud, the resolution of disputes pursuant to Section 1.5 and any Action seeking injunctive relief pursuant to Section 4.4 or Section 10.14, indemnification in accordance with this Article VIII shall be the sole and exclusive remedy of any Indemnified Party for Losses based upon arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:  (a) the inaccuracy or breach of any of the representations and warranties contained in or made pursuant to Article II or III of this Agreement; (b) the breach or failure to perform any of the covenants or obligations contained in this Agreement; (c) the Excluded Liabilities and the Newsday Liabilities; and (d) the failure to comply with any provision of applicable bulk sales or similar Laws in connection with the transactions contemplated hereby.

ARTICLE IX

TERMINATION

Section 9.1                                   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the written consent of Cablevision Parties, on the one hand, and Tribune Parties, on the other hand;

(b)                                 by Cablevision Parties, on the one hand, or Tribune Parties on the other hand, if the Closing has not occurred by the close of business on December 31, 2008; provided, however, if a party or parties are in material breach of or material default under this Agreement in a manner that causes any of the conditions precedent set forth in Section 7.1 or 7.2 (with respect to Tribune Parties) or Section 7.1 or 7.3 (with respect to Cablevision Parties) not to be satisfied, such party (either Tribune Parties, on the one hand, or Cablevision Parties, on the other hand) may not terminate this Agreement pursuant to this Section 9.1(b);

(c)                                  by Cablevision Parties if any of the conditions precedent set forth in Section 7.1 or 7.2 shall become incapable of being satisfied;

(d)                                 by Tribune Parties if any of the conditions precedent set forth in Section 7.1 or 7.3 shall become incapable of being satisfied; or

(e)                                  by Tribune Parties if the Closing has not occurred by the close of business on the second Business Day following the Financing Availability Date if the other conditions to Closing set forth in Section 7.1 and 7.2 (other than 7.2(d)) have been satisfied as if the Closing had occurred on the date of such termination and Tribune Parties shall have so certified to Cablevision Parties in writing (including that it is prepared to deliver all documents required under Section 7.2(d)).

Section 9.2                                   Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party or parties to the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except (a) for the provisions of Article X, other than Section 10.14 (Specific Performance), which shall survive; and (b) nothing herein shall relieve any party hereto of any liability for any breach of this Agreement occurring prior to or in connection with such termination.  Notwithstanding anything in this Agreement to the contrary, the cumulative aggregate obligation of Cablevision Parties, on the one hand, or Tribune Parties, on the other hand, for any and all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of the inaccuracy or breach of any of their representations or warranties contained in this Agreement or in the certificate delivered pursuant to Section 1.4(a)(i) or 1.4(b)(i) (as the case may be) and for the breach or failure to perform any covenants or agreements contained in this Agreement shall in no event exceed the Base Special Distribution Amount.

ARTICLE X

MISCELLANEOUS

Section 10.1                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.1, provided that receipt of copies of such counterparts is confirmed.

Section 10.2                             Governing Law.

(a)                                  This Agreement and (except as expressly set forth therein) the other Transaction Documents, and any disputes arising hereunder or (except as expressly set forth therein) thereunder or controversies related hereto, or thereto, shall be governed by and construed in accordance with the laws of the State of Delaware that apply to contracts made and performed entirely within such state without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) to the extent they would result in the application of the Laws of another jurisdiction.

(b)                                 Other than with respect to the matters that must be resolved by the Accounting Firm pursuant to (and to the extent provided in) Section 1.5(c), any Action with respect to this Agreement or (except as expressly set forth therein) any other Transaction Document, any matter arising out of or in connection with this Agreement or (except as expressly set forth therein) any other Transaction Document shall be brought exclusively in the state or federal courts sitting in the State of Delaware.  By execution and delivery of this Agreement, each party hereto hereby accepts (other than with respect to the matters that must be resolved by the Accounting Firm pursuant to (and to the extent provided in) Section 1.5(c)) for itself and in respect of such Person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof.  Each party hereto irrevocably consents to service of process in any Action in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 10.5.  Each party hereto hereby irrevocably and unconditionally waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or (except as expressly set forth therein) any other Transaction Document brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law.  Notwithstanding anything in this Section 10.2(b) to the contrary, each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                                  Waiver of Jury Trial.  EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR (EXCEPT AS EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION DOCUMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF AND THEREOF.  WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION THAT

SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.

Section 10.3                             Entire Agreement; No Third Party Beneficiary.  This Agreement and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement and the other Transaction Documents (written or oral) are merged in and are superseded and canceled by, this Agreement and the other Transaction Documents; provided, however, (a) that, the Confidentiality Agreement shall continue to apply to the confidential information of Tribune Parties that does not relate to the transactions contemplated by this Agreement and the other Transaction Documents, the Business, the Newsday Assets or the Newsday Liabilities (which such provisions survive in accordance with the terms of the Confidentiality Agreement); and (b) the Confidentiality Agreement shall otherwise terminate upon the consummation of the Closing.  This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns), other than the Indemnified Parties under Article VIII, any rights or remedies hereunder.

Section 10.4                             Expenses.  Except as otherwise expressly set forth in this Agreement or any of the other Transaction Documents, whether or not the transactions contemplated by this Agreement and the other Transactions Documents are consummated, any fees, costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses”) shall be paid by the party incurring such Transaction Expenses; provided, however, that Tribune Parties and Cablevision Parties shall each pay one-half of the reasonable out-of-pocket costs and expenses in connection with the preparation of the Audited Financial Statements and any Interim Financial Statements.

Section 10.5                             Notices.  All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (with confirmation of receipt), on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to any Cablevision Party or, after the Joinder to this Agreement is executed and delivered, to Newco or Newco Sub, to:

CSC Holdings, Inc.
1111 Stewart Avenue
Bethpage, NY  11714
Fax No.:  (516) 803-2577
Attention:  General Counsel

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004
Fax No.:  (212) 422-4726
Attention:  Kenneth A. Lefkowitz

and a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax No.: (212) 558-3588
Attention:  John P. Mead

If to any Tribune Party, to:

Tribune Company
435 North Michigan Avenue
Chicago, IL  60611
Fax No.:  (312) 222-4206
Attention:  General Counsel

with a copy to:

McDermott Will & Emery LLP
600 13th Street, N.W.
Washington, D.C.  20005
Fax No.:  (202) 756-8424
Attention:  Blake D. Rubin and Andrea M. Whiteway

Section 10.6           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may, in whole or in part, assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, except to its controlled Affiliates.  No such delegation or assignment shall relieve the delegating or assigning party of its obligations hereunder in the absence of an express written novation signed by the other parties to this Agreement.  (It is understood and agreed that any assignment

(written or otherwise) by Tribune to Newsday of the express right of Tribune to execute and deliver the Newco LLC Agreement shall in no way limit the obligations of Tribune thereunder, and Tribune shall not be relieved of its obligations thereunder.)  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 10.7           Headings.  The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 10.8           Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Cablevision, Holdco, Tribune and Newsday (and, after the Joinder to this Agreement is executed and delivered, by Newco and Newco Sub).  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 10.9           Interpretation; Absence of Presumption.

(a)           For the purposes hereof:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) unless the context otherwise requires, any reference to “the parties hereto” or “the parties to this Agreement” shall mean Cablevision Parties, on the one hand, and Tribune Parties, on the other hand, and (vi) the obligations of Cablevision Parties, Newco and Newco Sub under this Agreement, including obligations of the parties that are required to be completed at or prior to Closing, shall be the joint and several obligations of each Cablevision Party, and the obligations of Tribune Parties under this Agreement, including obligations prior to Closing, shall be the joint and several obligations of each Tribune Party.

(b)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 10.10             Severability.  Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 10.11             Further Assurances.  From time to time after the Closing Date, each party shall, upon the reasonable request of the others, execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment, transfer and assumption, and take such further action, as may reasonably be requested in order to more effectively carry out the purposes and intent to this Agreement.

Section 10.12             Business Days.  If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

Section 10.13             Schedules.  The Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement.  The information contained in any Schedule shall be deemed to be incorporated by reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face.

Section 10.14             Specific Performance.  Each party (Tribune Parties, on the one hand, and Cablevision Parties, on the other hand) acknowledges that the other would suffer irreparable damage and would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by such other party in accordance with its terms and therefore, each party agrees that the other party shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond or other security).  Each of the Cablevision Parties, Newco and the Tribune Parties hereby waive any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

Section 10.15             Bulk Transfer.  The parties hereto hereby waive compliance with the provisions of any applicable bulk transfer Law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance; provided, however, that the indemnity contained in Section 8.2(a)(iv) shall remain in full force and effect.

[The next page is the signature page]

The parties have executed and delivered this Formation Agreement as of the date first written above.

CSC HOLDINGS, INC.

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: Chief Operating Officer

NMG HOLDINGS, INC.

By:	/s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: Chief Operating Officer

TRIBUNE COMPANY

By:	/s/ Chandler Bigelow
Name: Chandler Bigelow
Title: SVP/CFO

NEWSDAY, INC.

By:	/s/ Chandler Bigelow
Name: Chandler Bigelow
Title: Authorized Officer

S-1

JOINDER

TO

FORMATION AGREEMENT

The undersigned hereby agree to become a party to, and be bound by the provisions applicable to it under, that certain Formation Agreement dated as of May 11, 2008 among CSC Holdings, Inc., a Delaware corporation (“Cablevision”), NMG Holdings, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Cablevision, Tribune Company, a Delaware corporation (“Tribune”), and Newsday, Inc., a New York corporation and a direct wholly-owned subsidiary of Tribune.

Dated:

NMG COMPANY, LLC

By:
Name:
Title:

NMG SUB COMPANY, LLC

By:
Name:
Title:

Exhibit A

DEFINITIONS

1.             The following capitalized terms have the meanings indicated:

“Accounting Principles” means consistent with the methodologies (including the methodologies used to calculate reserves), policies and accounting applications used historically in the preparation of the Balance Sheet; provided, however, in the event that any methodology, policy or accounting application used historically in the preparation of the Balance Sheet was not in accordance with GAAP, then such methodology, policy or accounting application shall be in accordance with GAAP.

“Action” means any action (at law or in equity), suit, arbitration or proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that:  (a) Samuel Zell and Equity Group Investments, L.L.C. and their respective Affiliates (other than Tribune and its controlled Affiliates) shall not be considered Affiliates of Tribune and its Subsidiaries; and (b) Charles F. Dolan and his Relatives and their respective Affiliates (other than Cablevision and its controlled Affiliates) shall not be considered Affiliates of Cablevision and its Subsidiaries.

“Audited Financial Statements” means, as of any time, the audited balance sheets of the Business at December 30, 2007 and December 31, 2006 and the related audited statements of income and cash flows of the Business for the years ended December 30, 2007, December 31, 2006 and December 25, 2005 prepared in accordance with GAAP consistently applied and Regulation S-X and accompanied by an unqualified audit report (it is understood and agreed that such report may include explanatory language typically included in a carve-out audit) of PricewaterhouseCoopers LLP that has not, as of such time, been withdrawn or modified in any respect that would result in such report being considered a “qualified” report.

“Base Special Distribution Amount” means $612,000,000.

“Base Working Capital” means Working Capital as of March 30, 2008 in the amount of $24,094,467 as reflected on Schedule 1.5.

“Benefit Plan” means:  (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA under which any Business Employees receive any benefits; (b) any other employee benefit plan, arrangement or policy, including any stock option, stock purchase, stock award, deferred compensation, pension, retirement, savings, profit sharing, incentive compensation, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers’ compensation, unemployment, severance pay, employee loan, or educational assistance plan, policy or arrangement under which any Business Employees receive any benefits; which in the case of each of clauses (a) or (b), is sponsored or maintained by Tribune or any of its Subsidiaries or any of its Affiliates (or to which any of them is a party or is bound or otherwise subject), or to which Tribune or any of its ERISA Affiliates contributes or is required to contribute, on behalf of any Business Employees or any of their respective beneficiaries or dependents.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

“Business Employees” means all current employees of Tribune or any of its Subsidiaries who perform services in connection with the Business but excluding any persons who are employed by Tribune or one of Tribune’s Subsidiaries that is not a Newsday Entity who provide the services described on Schedule 2.13(g).

“Business Permits” means all Permits that are primarily used or primarily held for use in the Business.

“Cablevision Guarantee” means a guarantee by Cablevision of the obligations of Newco in the Debt Financing that includes certain terms set forth in Exhibit A to the Tribune Indemnity Agreement.

“Closing Debt” means all Debt as of 11:59 p.m. (New York time) on the Closing Date; provided, however, that Closing Debt shall be determined before giving effect to the Debt Financing.

“Closing Working Capital” means Working Capital as of 11:59 p.m. (New York time) on the Closing Date; provided, however, that Closing Working Capital shall be determined before giving effect to the Debt Financing and shall not include any accounting or other adjustment arising out of the consummation of the transactions contemplated by the Agreement or the effect of any action taken by Newco, Newco Sub or any Cablevision Party after consummation of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Letter Agreement dated as of January 31, 2008 between Parent and Tribune.

“Contemplated Amount” is defined on Schedule A to the Agreement.

“Contract” mean any oral or written agreement, instrument, contract, undertaking, mortgage, indenture, lease or license.

“Data Room” means the electronic data room in which Tribune Parties made certain information available to Cablevision Parties.

“Debt” means (a) all of the indebtedness for borrowed money included in the Newsday Liabilities, (b) all obligations included in the Newsday Liabilities evidenced by notes, bonds, debentures or similar instruments (including capital lease obligations calculated in accordance with the Accounting Principles ), (c) all indebtedness included in the Newsday Liabilities created or arising under any conditional sale or other title retention agreement (but not accounts payable that are current liabilities), (d) all outstanding obligations included in the Newsday Liabilities under acceptance, letter of credit or similar facilities or surety bonds, (e) all indebtedness of the type described in clauses (a) through (d) above guaranteed, directly or indirectly, in any manner by any Tribune Entity, including interest and penalties thereon, that is included in the Newsday Liabilities, (f) any indebtedness of the type described in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any of the Newsday Assets, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any obligations of the type described in clauses (a) through (f) above (but not accounts payable that are current liabilities), and (h) all obligations included in the Newsday Liabilities for the deferred purchase price of property or services.  Without limitation of the foregoing, except in the case of any capital lease assumed by Newco or Newco Sub, Debt shall include all fees, costs and other expenses incurred or payable in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (h) above.

“Debt Financing” means the debt financing contemplated by the Commitment Letter or such other financing obtained from an unaffiliated third party pursuant to which Newco or Newco Sub are the sole issuers, borrowers and/or co-obligors thereunder in an original principal amount of $650,000,000, which has the benefit of the Cablevision Guarantee.

“Delivery Date” means the date on which Tribune Parties actually deliver to Cablevision Parties the Audited Financial Statements and Interim Financial Statements which include a balance sheet that is as of a date that is within 120 days of such date; provided, however, that if the Delivery Date would otherwise occur during the period from August 8, 2008 through September 1, 2008, the Delivery Date shall be September 2, 2008.

“Easement” means the Access and Parking Easement Agreement between Newsday and Tribune in the form attached to the Agreement as Exhibit H-3.

“Environmental Laws” means all U.S., state and local Laws, arising out of or relating to:  (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, remediation, transport or handling of any Hazardous Material; and (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by any Tribune Entity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means any entity which is treated as a single employer with Tribune under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Debt” means a good faith estimate of Closing Debt by Tribune Parties, based on the most recent month-end balance sheet and other information available at the time of such estimate is prepared, with such adjustments Tribune Parties reasonably believe are necessary to reflect the good faith estimate of Tribune Parties of changes from 11:59 p.m. (New York time) on the date of such balance sheet until 11:59 p.m. (New York time) on the Closing Date.

“Estimated Closing Working Capital” means a good faith estimate of Closing Working Capital by Tribune Parties, based on the most recent month-end balance sheet and other information available to Tribune Parties at the time of their preparation of such estimate, with such adjustments as Tribune Parties reasonably believe are necessary to reflect their good faith estimate of changes from 11:59 p.m. (New York time) on the date of such balance sheet until 11:59 p.m. (New York time) on the Closing Date.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Excluded Accounts Receivable” means, in the event there is a Working Capital Excess and it is greater than the Estimated Closing Debt, then the Excluded Accounts Receivable shall be accounts receivable of the Business selected by Tribune that have an aggregate face value equal to the excess of the Working Capital Excess over the Estimated Closing Debt.

“Excluded Assets” means:

(a)           all rights of Tribune Entities under the Agreement and the other Transaction Documents to which they are parties and any claims in respect thereof;

(b)           all cash and cash equivalents (including cash and cash equivalents held by the Tribune’s captive insurance company);

(c)           the Excluded Contracts and all rights and claims arising thereunder;

(d)           the outstanding equity interests of Tribune Entities and the corporate seals and all of the minute books and stock transfer books of Tribune Entities;

(e)           the Owned Real Property;

(f)            the assets listed on Exhibit G-1;

(g)           the Excluded Accounts Receivable, if any (Newco Sub shall (i) if requested by Tribune use its reasonable best efforts to collect such Excluded Accounts Receivable on behalf of Newsday in accordance with the past practices of the Business but without any obligation to pay any out-of-pocket expenses or commence any litigation and (ii) apply all funds received from the obligor of such Excluded Accounts Receivable to the payment of all Excluded Accounts Receivable before applying any such funds to any other receivables of such obligor; and

(h)           insurance policies.

“Excluded Contracts” means:  (a) all Contracts with respect to Debt (other than no more than $2,200,000 of capital lease obligations); (b) all Contracts to which any Tribune Entity (other than the Newsday Entities) is a party not primarily related to the operation of the Business and (c) without duplication of the foregoing, all Contracts listed on Exhibit G-2.

“Excluded Liabilities” means all obligations or liabilities of Tribune Entities (x) to the extent not arising from, and to the extent not accruing with respect to, the operation of the Business and (y) the following obligations and liabilities:

(a)           any obligation or liability based upon, arising under or with respect to any Newsday Contract that requires the consent of the other party in order to be assigned to Newco Sub unless and until such consent is obtained, provided that to the extent Cablevision Parties or Newco or Newco Sub otherwise receive benefits under such Newsday Contract, then Newco Sub will pay or otherwise satisfy the obligations related to the benefits received;

(b)           except as expressly provided in Section 6.3, any obligation or liability of any Tribune Entity for Taxes;

(c)           (i) except as expressly provided in Article V of the Agreement, any obligation or liability arising (whether arising before or after the Closing) under or with respect to any Benefit Plan or any other current or former compensation or employee benefit plan, policy or arrangement maintained, contributed to, or entered into at any time by, Tribune or any of its ERISA Affiliates or (ii) any obligation or liability arising under or with respect to workers compensation Laws;

(d)           any obligation or liability based upon or arising under Environmental Laws, including, without limitation, any obligation or liability related to the items disclosed on Schedule 2.14;

(e)           any obligation or liability based upon, arising under or with respect to any Owned Real Property;

(f)            any obligation or liability listed on Exhibit G-3;

(g)           any obligation or liability relating to the right of any Business Employee or Former Business Employee, including, without limitation, any current or former officer, director or employee of Newsday or any of its Subsidiaries, to be indemnified with respect to events occurring on or prior to the consummation of the Closing;

(h)           any intercompany payables or claims related to the operation of the Business;

(i)            any obligation, liability or commitment of any Tribune Entity in connection with the Business to Tribune or any of its Subsidiaries;

(j)            except as expressly set forth in the Agreement, any Transaction Expenses or Transaction Taxes incurred by Tribune or any of its Affiliates;

(k)           any obligation or liability of Tribune Entities under the Agreement or any of the other Transaction Documents; and

(l)            any obligation or liability based upon, arising under or with respect to the Excluded Assets (including, without limitation, the Excluded Contracts) or the ownership, operation or use of any of the businesses or assets of Tribune Parties or any of their respective Affiliates, other than the Business and the Newsday Assets, whether before, at or after the Closing.

“Fair Market Value” means the value of any Notes on the Closing Date, as determined by multiplying (a) the quotient obtained by dividing the average price of the most recently reported trades reported by Bloomberg of at least $1,000,000 of the Registered Notes on the five trading days immediately preceding the date that is two Business Days prior to the Closing Date on the Trade Reporting and Compliance Engine (TRACE) of the Financial Industry Regulatory Authority (FINRA) by 100 by (b) the aggregate principal amount of such Notes.

“Final Closing Debt” means Closing Debt as finally determined pursuant to Section 1.5(c).

“Final Closing Working Capital” means Closing Working Capital as finally determined pursuant to Section 1.5(c).

“Final Special Distribution Amount” means the Base Special Distribution Amount (a) plus the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital, or (b) minus the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital and (c) minus the amount, if any, of the Final Closing Debt.

“Financing Availability Date” means the later of:  (a) July 25, 2008; and (b) 15 days after the Delivery Date.

“Former Business Employees” means all former employees of Tribune or any of its Subsidiaries who performed services in connection with the Business but excluding any persons who were employed by Tribune or one of Tribune’s Subsidiaries that is not a Newsday Entity who provided the services described on Schedule 2.13(g).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Authority” means any foreign or United States federal or state (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Environmental Law including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Implied License” means an IP License that is not material to the Business, that is unwritten, and has arisen in connection with the purchase of goods by any Tribune Entity in the Ordinary Course insofar as it relates to the Newsday Assets or the Business, and as to which such Tribune Entity is in full compliance.

“Insertco” means Insertco, Inc.

“Insider” means, with respect to any Contract between a Tribune Entity for or on behalf of the Business), on the one hand, and Tribune or any Affiliate of such Tribune Entity and any Relative of any of such Affiliate who is an individual, on the other hand.

“Intellectual Property” means the Intellectual Property Rights owned or licensed by Tribune or any of its Subsidiaries and used or held for use in the Business.

“Intellectual Property Rights” means:

(a)           all patents, copyrights, trademarks, service marks, trade identification, trade dress, trade names, formulae, processes, procedures, designs, ideas, strategic and other business plans, research records, inventions, records of inventions, test information, photographic and/or audio-visual, files and libraries (in any and all mediums), technical information, engineering data, trade secrets, know-how, proprietary information (including proprietary software algorithms and designs), mask work rights, database rights, publicity rights, privacy rights and other rights of a similar nature for which legal protection, statutory, common law or otherwise, may be obtained, in the United States and/or any other country or jurisdiction together with all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs, specifications, equipment lists, parts lists, descriptions, data, art work, computer programs and source and object code instructions for controlling the operation of a central processing unit or computer, and computer files containing data related thereto including all current and historical data bases;

(b)           all pending applications to register or otherwise obtain legal protection for any of the foregoing;

(c)           all rights to make application in the future to register or otherwise obtain legal protection for any of the foregoing;

(d)           all rights of priority under national laws and international conventions with respect to any of the foregoing;

(e)           all continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, reexaminations, or reissues of any of the foregoing and all related applications therefor;

(f)            all goodwill associated with any of said trademarks, service marks, trade identification, trade dress and trade names; and

(g)           all rights to sue with respect to past and future infringements of any of the foregoing.

“Interest Rate” means a rate per annum equal to the “prime rate” of interest in effect at Citibank N.A. on the Closing Date.

“Interim Financial Statements” means the unaudited balance sheet and the related statements of income and cash flows of the Business prepared in accordance with Regulation S-X.

“IP License” means any option, license, or agreement of any kind relating to the exercise, use, non-use, registration, enforcement, non-enforcement of or remuneration for any Newsday Intellectual Property.

“IRS” means the Internal Revenue Service.

“Knowledge,” when used with respect to:  (a) Tribune Parties, means the actual knowledge of Timothy Knight, Terry Jimenez, Paul Barbetta, Robert Rosenthal, Matt Catania, Ed Bushey, Paul Pham, Chandler Bigelow III, Daniel Kazan, Timothy Martin, Mike Bourgon, Howard Weinstein, David Bralow or David Eldersveld, and (b) Cablevision Parties, means the actual knowledge of Kevin Watson or Victoria Salhus.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, stock exchange rules or requirements, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, injunctions, rulings or awards, policies, or any provisions or interpretations of the foregoing, binding on or affecting the Person referred to in the context in which such word is used.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified under the Agreement and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.  Without limitation of the foregoing, Legal Expenses includes all such fees, costs and expenses incurred by any Person indemnified under the Agreement and its counsel in enforcing its rights under Section 8.2 of the Agreement.

“Library” means the library of each Newspaper and other publication of the Business, including, without limitation, all photographs (negatives and positives), art, clippings, audio-visual and other files, prints, related publication materials, telephone and city directories, historic facts and memorabilia, microfilm and microfiche reproductions of back issues, electronic archives, reference materials and the morgue, as well as all bound copies of back issues and unbound back issues of each of the Newspapers and other publications included in the Business, except in all cases to the extent such items are Excluded Assets.

“Lien” means any lien, charge, claim, encumbrance, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other Lien (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Losses” mean demands, claims, actions or causes of action, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent), out-of-pocket costs and expenses, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable and documented Legal Expenses); provided, however, that, for purposes of Article VIII:  (a) Losses shall be calculated on a Net After-Tax Basis; (b) Losses shall in no event include consequential, exemplary or punitive damages (other than exemplary, consequential or punitive damages incurred by an Indemnified Party in connection with a Third Party Claim); and (c) Losses shall exclude amounts actually recovered by the applicable Indemnified Party under an insurance policy (net of the present value (discounted back five years at a discount rate equal to the Interest Rate) of any increase in insurance premiums and other costs related to such recovery).

“Malicious Code” means programming intended by its author:  (a) to interrupt or interfere with or impair the efficiency of normal processing or communications, delete or corrupt data, improperly compromise or divulge confidential documents or information, or send unsolicited messages; (b) to disable upon command or by reason of passage of time any other programming, facility or system; or (c) to allow uncontrolled entry into, access to data in, and/or control of systems from outside the business facility in which the Software containing such programming is normally operated.

“Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that is reasonably likely to have or result in a material adverse effect on (a) the business, assets, liabilities, results of operation, operations or financial condition of the Business, or (b) the ability of Tribune Entities to perform their respective obligations under this Agreement or any other Transaction Document, excluding with respect to clause (a), any circumstance, state of facts or matters, change, event, occurrence, action or omission resulting from (s) actions taken by the Cablevision Parties in breach of this Agreement, (t) changes in general economic or political conditions or economic or capital markets, including changes in interest rates or currency rates (other than any such changes that disproportionately affect the Business in any material respect compared to other newspaper publishing businesses), (u) changes in any applicable Law or GAAP of general applicability governing any newspaper publishing businesses (other than any such changes that disproportionately affect the Business in any material respect compared to other newspaper publishing businesses), (v) changes that result from factors, conditions or trends generally affecting the newspaper publishing business (other than any such changes that disproportionately affect the Business in any material respect compared to other newspaper publishing businesses), (w) changes in general national or international political conditions (other than any such changes that disproportionately affect the Business in any material respect compared to other newspaper publishing businesses), (x) any failure by the Business in and of itself to meet any estimates, expectations, projections or forecasts of revenue or earnings (provided that the inaccuracy or breach of any of the representations and warranties of Tribune Parties contained in or made pursuant to the Agreement shall not be deemed to be such a failure), (y) changes that result from natural disasters, acts or war, material armed hostilities or acts of terrorism (other than any such changes that disproportionately affect the Business in any material respect compared to other newspaper publishing businesses) and (z) changes that result from any Tribune Party taking any action at the written request of Cablevision Parties or, after Cablevision Parties shall fail to consent to the taking of any action that requires the consent of Cablevision Parties under the Agreement, from the failure by any Tribune Party to take such action.

“Melville Leases” means the Lease Agreement between Newco Sub and Tribune for the Melville Real Property commonly known as 235 Pinelawn Road, Melville, NY (aka the “Newsday Headquarters Building”) in the form attached to the Agreement as Exhibit H-1 and the Lease Agreement between Newco Sub and Tribune for the Melville Real Property commonly known as 25 Deshon Drive, Melville, NY (aka the “Alicia Patterson Building”) in the form attached to the Agreement as Exhibit H-2.

“Melville Real Property” means the Real Property subject to the Melville Leases.

“Net After-Tax Basis” means, with respect to any calculation of any indemnification payment owed to any Indemnified Party, calculation thereof taking into account any Taxes actually owing by the Indemnified Party as a result of receipt or accrual of the indemnity payment and any savings in Taxes actually realized by the Indemnified Party as a result of the indemnified liability.  In the event that a Tax liability is actually incurred or a savings in Taxes is actually realized by an Indemnified Party subsequent to the time that an indemnification payment is required to be paid, such liability or savings shall be taken into account (and payment with respect thereto shall be made by the appropriate party) only as and when such liability is incurred or savings are realized.

“Newco” means NMG Company, LLC, a Delaware limited liability company.

“Newco Sub” means NMG Sub Company, LLC, a Delaware limited liability company.

“Newsday Assets” means, other than the Excluded Assets:  (x) all of the assets, properties, privileges, claims and rights of Newsday Entities, whether or not any of such assets, properties, privileges, claims or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of Newsday Entities; and (y) all of the assets, properties, privileges, claims and rights that are owned, leased or licensed by Tribune or any of its Subsidiaries that are not Newsday Entities and that are primarily used in, or primarily held for use in, the Business, whether such assets, properties, privileges, claims or rights are real, personal or mixed, tangible or intangible, wherever located, whether or not any of such assets, properties, privileges, claims or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of any Tribune Entity.  Without limitation of the foregoing, except to the extent such item is an Excluded Asset, the Newsday Assets include:

(a)                                  subject to Section 1.6 of the Agreement, all Newsday Contracts;

(b)                                 subject to Section 1.6 of the Agreement, all Business Permits;

(c)                                  the Library;

(d)                                 all Newsday Intellectual Property;

(e)                                  all Software;

(f)                                    all printing presses and fixtures located on the Melville Real Property;

(g)                                 all goodwill relating to the Business;

(h)                                 all Domain Names;

(i)                                     the Business as a going concern; and

(j)                                     all of the following (other than the Excluded Assets) that are owned, leased or licensed by Tribune or any of its Subsidiaries that are not Newsday Entities and that are primarily used in, or primarily held for use in, the Business:

(i)            all accounts receivable;

(ii)           all inventories, including finished goods, work-in-progress, raw materials, accessories, packaging, manufacturing, administrative and other supplies on hand, goods held for sale or to be furnished under the Newsday Contracts and other inventories;

(iii)          all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits;

(iv)          all tangible assets and properties, including machinery and equipment, tools, furniture, office equipment, servers and other computer hardware, furnishings and fixtures and machinery and equipment under order or construction;

(v)           all rights or choses in action arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties;

(vi)          all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of other Newsday Assets;

(vii)         all commitments, agreements and orders for advertising in, distribution of advertising materials in, and subscriptions to, the Newspapers or any other publications of the Business or for the provision of commercial printing services; and

(ix)           all books, records, ledgers, files and documents evidencing Newsday Intellectual Property or otherwise, including, without limitation, originally executed copies of all Newsday Contracts, past, present and future subscriber and advertiser lists, files and information, lists of rack and box locations, correspondence, memoranda, forms, lists, drawings and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account, records relating to employees, quality control records and procedures, equipment maintenance records, manuals and warranty information and research and development files, in each case, whether in hard copy or magnetic format.

“Newsday Contracts” means, other than the Excluded Contracts:

(a)                                  all Contracts to which any Newsday Entity is a party; and

(b)                                 all Contracts to which any other Tribune Entity is a party primarily relating to the operation of the Business.

“Newsday Entities” means Newsday, Star Community Publishing Group, LLC, a Delaware limited liability company, Distribution Systems of America, Inc., a Delaware corporation, and Tribune Newspaper Holdings, LLC, a Delaware limited liability company.

“Newsday Intellectual Property” means, other than Excluded Assets, all Intellectual Property Rights (a) owned or licensed by the Newsday Entities or (b) owned or licensed by

Tribune or its Subsidiaries that are not Newsday Entities and that are primarily owned, used, or primarily held for use, in the Business.

“Newsday Liabilities” means, other than the Excluded Liabilities, the obligations and liabilities of Tribune Entities to the extent arising from, or to the extent accruing with respect to, the operation of the Business.

“Newspapers” means Newsday, Distinction, Parents & Children, Long Island Weddings, Wellness, amNew York, Newsday’s Marketeer, Pennysaver, What’s Happening, Fire Island, Hamptons and On Long Island.

“Notes” means the 8% Senior Notes Due 2012 issued under the Indenture that have a Fair Market Value equal to or, at Holdco’s option, greater than $650,000,000 (the payment of which has been guaranteed by Cablevision pursuant to the Cablevision Guarantee) and that have the same interest rate, interest payment terms, maturity date, ranking, defeasance rights, scheduled and unscheduled payments, covenants, events of default, and modification and amendment terms as the Registered Notes issued under the same Indenture and, as with the Registered Notes issued under the Indenture, are unsecured and are not redeemable prior to maturity.

“Ordinary Course” means, with respect to an action taken by a Person:

(a)                                  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)                                 such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the board of directors (or similar governing body) of parent company (if any) of such Person; and

(c)                                  consistent with the representations and warranties in Section 2.5(b) without regard to any items on Schedule 2.5(b) to the Agreement.

“Outstanding IP License” means any IP License by or to any Tribune Entities or to which any Tribune Entities are otherwise a party, or by which any Tribune Entity or any Newsday Intellectual Property is subject or bound.

“Paid Mass-Market License” means an IP License for the use by any Tribune Entity of Software in the capacity of an end-user only, which Software is generally available in “off the shelf” commercial packages or by Internet distribution for less than $1,000 per copy licensed, or $250,000 in the aggregate for all copies of such Software licensed, and as to which any Tribune Entity has fully paid all applicable license fees.

“Parent” means Cablevision Systems Corporation, a Delaware corporation and the owner of Cablevision.

“Percentage Share” has the meaning assigned to such term in the Newco LLC Agreement.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority and all pending applications therefor.

“Permitted Liens” means:  (a) Liens for Taxes not yet due, for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith and with respect to which a reserve including such amount is reflected in Final Closing Working Capital (or, prior to the determination of Final Closing Working Capital (as finally determined pursuant to Section 1.5(c) of the Agreement), Estimated Closing Working Capital); (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course with respect to amounts not yet due and payable or being contested in good faith by appropriate proceedings with respect to which a reserve including such amounts is reflected in Final Closing Working Capital (or, prior to the determination of Final Closing Working Capital (as finally determined pursuant to Section 1.5(c) of the Agreement), Estimated Closing Working Capital); (c) Liens described on Exhibit G-5; (d) Liens securing no more than an aggregate of $2,200,000 of capital lease obligations; and (e) Liens securing no more than an aggregate of $200,000 of other obligations.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, other form of business or legal entity or Government Authority.

“Policies” means the commercial general liability, umbrella liability, automobile liability and media errors and omissions insurance policies maintained by Tribune or any of its Subsidiaries on the Closing Date.

“Qualified Purchaser” means a “qualified purchaser,” as in the Investment Company Act of 1940, as amended.

“Real Property” means all real property and interests in real property (including any leasehold or subleasehold interest, license, option or reversionary interest), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets) owned or leased by any Tribune Entity that is used in, or held for use in, the Business.  Without limitation of the foregoing, the Real Property shall include the Melville Real Property.

“Real Property Leases” means all leases, subleases, licenses and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to the Leased Real Property.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing and any member of the immediate household of such Person.

“Remedial Action” means all activity: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Free Software License” means any license permitting free copying and/or modification of Software, but requiring conditions of any sort with regard to the licensing or distribution of derivative works based on the Software (as the term “derivative work” is defined in the U.S. Copyright Act), including any condition imposing obligations with respect to the license terms to be made applicable to such derivative works, or to the mandatory inclusion of source code in connection with the licensing thereof.

“Section 5.3-1 Obligations” has the meaning set forth on Schedule A to the Agreement.

“Section 5.3-2 Obligations” has the meaning set forth on Schedule A to the Agreement.

 “Securities Act” means the Securities Act of 1933, as amended.

“Software” means source or object code instructions for controlling the operation of a central processing unit or computer, and computer files containing data, that is (a) owned or licensed by a Newsday Entity or (b) owned or licensed by Tribune or any of its Subsidiaries that are not Newsday Entities and primarily used, or held for use, in the Business.

“Special Distribution Amount” means the Base Special Distribution Amount (a) minus the amount, if any, of the Estimated Closing Debt, (b) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital or (c) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital (but in no event shall the amount in this clause (c) exceed the Estimated Closing Debt).

“Specified Amount” has the meaning set forth on Schedule A to the Agreement.

“Specified Employees” has the meaning set forth on Schedule A to the Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company or other form of legal entity of which more than 50% of the outstanding voting securities or other equity interests therein are directly or indirectly owned by such Person and/or any of its Subsidiaries or such Person and/or any such Subsidiary is a general partner.

“Target Working Capital” means Base Working Capital, but (x) decreased by $594,467 in the event the Closing Date is on or prior to October 31, 2008 and (y) increased by $3,405,533 in the event the Closing Date shall occur after October 31, 2008; provided, however, that in the event that the Cablevision Parties shall determine that any methodology, policy or accounting application used historically in the calculation of any line item reflected on Schedule 1.5 was not in accordance with GAAP, then Cablevision Parties shall adjust such Schedule 1.5 line items to reflect such GAAP methodology, policy or accounting application (using the same GAAP methodology, policy or accounting application used by the Cablevision Parties in the calculation of such line item for the Closing Working Capital) and, in such event, Schedule 1.5 as so adjusted shall become the Base Working Capital.  Tribune Parties shall have the right to dispute any such adjustment of Target Working Capital in the Notice of Disagreement, and the same provisions of Section 1.5(b) and (c) that apply to any disagreement regarding the adjustment of Closing Working Capital shall mutatis mutandis apply to such adjustment of Target Working Capital, and the Final Special Distribution Amount shall be determined using the re-calculation of Target Working Capital as finally determined in accordance with such provisions.  Notwithstanding the above, although Closing Working Capital will include an appropriate current liability for accrued but unused vacations, Base Working Capital shall not be adjusted to include such an accrual.

“Tax” or “Taxes” means:  (a) all taxes (whether federal, state, county or local), fees, levies, customs duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes or liabilities for unclaimed property imposed by any Taxing Authority together with any interest, penalties, or additions to tax imposed with respect thereto; and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Matters Agreement” means the Tax Matters Agreement among Cablevision, Holdco, Newco and Tribune in the form attached to the Agreement as Exhibit I.

“Tax Returns” means all returns, declarations, reports, election estimates, and information statements and returns required or permitted to be filed with a Government Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules attached to any of the foregoing.

“Taxing Authority” means any Government Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Transaction Documents” means the Agreement and the other agreements, instruments and documents contemplated hereby and thereby, including each exhibit hereto and thereto.

“Transition Services Agreements” means the Transition Services Agreement (Tribune Services) and the Transition Services Agreement (Newco Sub Services).

“Transition Services Agreement (Tribune Services)” means the Transition Services Agreement between Newco Sub and Tribune in the form attached to the Agreement as Exhibit J-1.

“Transition Services Agreement (Newco Sub Services)” means the Transition Services Agreement between Newco Sub and Tribune in the form attached to the Agreement as Exhibit J-2.

“Tribune Affiliate Contract” means a Contract in effect at Closing (a) that has been entered into by Tribune or one of its Subsidiaries that is not a Newsday Entity, (b) that is not a Newsday Contract and (c) pursuant to which Tribune or one of its Subsidiaries purchases products or services that are used in the Business prior to Closing.

“Tribune Indemnity Agreement” means the Indemnity Agreement among Tribune, Cablevision, Newco and Newco Sub in the form attached to the Agreement as Exhibit K.

“UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

“Unrestricted Free Software License” means a license for the use of Software that imposes no obligations of any nature with respect to payment for the use of the Software, or the copying, distribution, modification, performance, display or electronic transmission or retransmission of the Software.  For the avoidance of doubt, such term does not include “shareware” or any other Restricted Free Software License.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. §§ 2101 - 2109, as amended.

“Working Capital” means the current assets included in the Newsday Assets minus the current liabilities included in the Newsday Liabilities, all as determined in accordance with the Accounting Principles; provided, however, that:  (a) in no event shall Working Capital include any Debt; (b) Working Capital shall include as a current liability an accrual for vacation pay attributable to Transferred Employees; and (c) Working Capital shall exclude the line items that Schedule 1.5 indicates should be excluded.

“Working Capital Excess” means the amount, if any, by which Estimated Closing Working Capital exceeds the Target Working Capital.

2.             The following terms are defined in the Sections of the Agreement indicated:

Term	Section
Accounting Firm	1.5(c)
Acquisition Proposal	4.7
Agreement	Preamble
Assumption Agreement	Recitals
Balance Sheet	2.7
Balance Sheet Date	2.7

Basket Amount	8.2(a)
Bill of Contribution	Recitals
Business	Recitals
Cablevision	Preamble
Cablevision Benefit Plans	5.2(a)
Cablevision Indemnified Persons	8.2(a)
Cablevision Parties	Preamble
Cap Amount	8.2(a)
CBAs	5.4
Closing	1.3
Closing Date	1.3
COBRA	2.12(i)
Commitment Letter	3.5
Competing Business	4.4(a)
Confidential Information	4.5
Domain Names	2.10(a)
Holdco	Preamble
Inactive Business Employee	5.1
Indemnification Claim Notice	8.3(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Indenture	3.4(b)
Leased Real Property	2.11(b)
Material Contracts	2.17(a)
Newco Certificate of Formation	Recitals
Newco LLC Agreement	Recitals
Newco Sub Certificate of Formation	Recitals
Newco Sub LLC Agreement	Recitals
Newsday	Preamble
Newsday Newco Interest	1.1(a)(i)
Newsday Website	4.4(a)
Note Assignment	Recitals
Notice of Disagreement	1.5(b)
Owned Real Property	2.11(a)
PBGC	2.12(f)
Preliminary Statement	1.5(a)
Registered Notes	3.4(b)
Statement	1.5(b)
Sublease	2.11(i)
Third Party Claim	8.3(b)
Third Party Indemnification Claim Notice	8.3(b)
Transaction Expenses	10.4
Transaction Taxes	6.3
Transferred Employees	5.1
Tribune	Preamble
Tribune Entities	2.1(b)

Tribune Indemnified Persons	8.2(b)
Tribune Parties	Preamble
Tribune Pension Plan	5.5
Tribune Savings Plans	5.6
Tribune Subsidiary Entities	2.1(b)
Unaudited Financial Statements	2.6(a)
WARN Act Obligations	5.10